Exhibit 99.4

Certain identified information in this document has been excluded because it is both (i) not material and (ii) is the type the Reporting Person treats as private or confidential. [***] indicates where such information has been omitted.

GI SPV I L.P.

AMENDED AND RESTATED
LIMITED PARTNERSHIP AGREEMENT

Dated as of October 14, 2024

i

5.9	Special Allocations	42
5.10	Allocation for Tax Purposes	43
5.11	Determination by General Partner of Certain Matters	43
5.12	Adjustments to Take Account of Certain Events	43

ARTICLE VI	WITHDRAWALS	44

6.1	Generally	44
6.2	Limited Voluntary Withdrawals	44
6.3	Compulsory Withdrawals	45
6.4	Tax Distributions	46
6.5	Death, Disability, etc	46
6.6	Principal Transactions and Other Related Party Transactions	46
6.7	Conflicts of Interest, etc	47

ARTICLE VII	TRANSFERS OF INTEREST	49

7.1	Assignability of Interest	49
7.2	Substitute Limited Partner	49

ARTICLE VIII	DURATION, WINDING UP AND DISSOLUTION OF THE PARTNERSHIP	50

8.1	Term	50
8.2	Dissolution	50
8.3	Winding Up	50
8.4	Time for Liquidation, etc	51

ARTICLE IX	TAX RETURNS; REPORTS TO PARTNERS; BOOKS AND RECORDS	51

9.1	Independent Auditors	51
9.2	Filing of Tax Returns	51
9.3	Partnership Audits	51
9.4	Financial Information	53
9.5	Reports to Partners and Former Partners	53
9.6	Partner Tax Basis	54
9.7	Maintenance of Books and Records	54
9.8	Audits and Reports	54
9.9	Tax Returns and Tax Information	55
9.10	Banking	55

ARTICLE X	CONFIDENTIAL INFORMATION	55

10.1	Confidentiality	55
10.2	Equitable and Injunctive Relief	56

ARTICLE XI	MISCELLANEOUS	57

11.1	Entire Agreement	57
11.2	Execution of Other Documents	57

ii

11.3	Power of Attorney	57
11.4	Amendments to Partnership Agreement	58
11.5	Choice of Law	59
11.6	Severability	59
11.7	Forum	59
11.8	Counterparts	60
11.9	Successors and Assigns	60
11.10	No Waiver	60
11.11	Notices	60
11.12	No Third-Party Rights	60
11.13	Headings	61
11.14	Waiver of Partition	61
11.15	Waiver of Jury Trial	61
11.16	Survival	61

iii

GI SPV I L.P.

AMENDED AND RESTATED LIMITED PARTNERSHIP AGREEMENT

THIS AMENDED AND RESTATED LIMITED PARTNERSHIP AGREEMENT is made and entered into on the date set forth above (the “Effective Date”) by and among the undersigned Persons and shall hereafter govern the Partnership. Capitalized terms used in the preamble and recitals of this Agreement and not otherwise defined therein are defined in Article I.

R E C I T A L S:

WHEREAS, the Partnership was formed as a limited partnership under the Act by the filing of a Certificate of Limited Partnership with the Office of the Secretary of State of the State of Delaware on February 8, 2024;

WHEREAS, the General Partner and the Initial Limited Partner entered into the Original Agreement as of February 8, 2024;

WHEREAS, the General Partner and the Initial Limited Partner wish to amend and restate the Original Agreement in its entirety and to enter into this Agreement; and

WHEREAS, the Initial Limited Partner will enter into this Agreement in order to withdraw from the Partnership pursuant to 2.6 and for no other purpose.

NOW, THEREFORE, the parties hereto hereby agree to continue the Partnership and hereby amend and restate the Original Agreement, which is replaced and superseded in its entirety by this Agreement, as follows:

ARTICLE I

INTERPRETATION

1.1 Definitions. Unless otherwise expressly provided in this Agreement, the following terms used in this Agreement shall have the following meanings:

“Act”	means the Delaware Revised Uniform Limited Partnership Act (6 Del. C. § 17-101 et seq.), as amended from time to time.

“Administrator”	means Morgan Stanley Fund Services USA LLC or any other firm or firms as the General Partner may, in its sole discretion, select, at the expense of the Partnership, for the purpose of maintaining the Partnership’s books and records and performing administrative services on behalf of the Partnership, including tax and accounting functions.

“Advisers Act”	means the U.S. Investment Advisers Act of 1940, as amended.

“Affected Accounts”	shall have the meaning set forth in Section 5.3(b).

“Affiliate”	means, with respect to any specified Person:

(a) any Person that directly or indirectly controls, is directly or indirectly controlled by or is directly or indirectly under common control with such specified Person;

(b) any Person that serves as a director or officer (or in any similar capacity) of such specified Person; and

(c) any Person with respect to which such specified Person serves as a general partner or trustee (or in any similar capacity).

For purposes of this definition, “control” (including “controlling,” “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise. For the avoidance of doubt, the Partnership, the Other Accounts and the Company shall not be deemed to be Affiliates of the General Partner, the Investment Manager or the Partnership for purposes of this Agreement.

“Agreement”	means this Amended and Restated Limited Partnership Agreement.

“AIFM Directive”	means Directive 2011/61/EU of the European Parliament and of the European Council of 8 June 2011 on Alternative Investment Fund Managers and Directive 2011/61/EU as it has been retained into United Kingdom law by the Alternative Investment Fund Managers Regulations 2013 (as amended) and The Alternative Investment Fund Managers (Amendment Etc.) (EU Exit) Regulations 2019/328.

“Authorized Representative”	means, with respect to any Person, directors, employees, agents, advisors, or representatives responsible for matters relating to the Partnership or any other Person approved in writing by the General Partner.

“BBA Rules”	means Subchapter C of Chapter 63 of the Internal Revenue Code (Sections 6221 et seq.) and any Regulations and other guidance promulgated thereunder, and any similar state or local legislation, regulations or guidance.

“Business Day”	means any day other than (a) Saturday and Sunday, and (b) any other day on which banks located in New York City are required or authorized by law to be closed.

“Capital Account”	shall have the meaning set forth in Section 5.2(a).

“Capital Call”	shall have the meaning set forth in Section 5.1(d).

“Capital Call Notice”	shall have the meaning set forth in Section 5.1(d).

“Capital Commitment”	means, with respect to any Partner, a commitment of such Partner to make Capital Contributions to the Partnership in the aggregate amount set forth in such Partner’s Subscription Agreement, as adjusted at the times and upon the terms as set forth in this Agreement.

“Capital Contribution”	means a contribution of cash or other property to the Partnership from a Partner.

“Carried Interest”	shall have the meaning set forth in Section 5.4(c).

“Carrying Value”	means, with respect to any asset, except as set forth below, the asset’s adjusted basis for U.S. federal income tax purposes, reduced by any amounts included in such basis attributable to liabilities allocated to the Partnership pursuant to Section 752 of the Internal Revenue Code, except that the Carrying Values of all Partnership assets may, at the discretion of the General Partner, be adjusted to equal their respective fair market values, in accordance with the rules set forth in Regulation Section 1.704–1(b)(2)(iv)(f), as provided for in Section 5.9(c). In the case of any Partnership asset that has a Carrying Value that differs from its adjusted tax basis (determined without regard to Section 752 of the Internal Revenue Code), the Carrying Value shall be adjusted by the amount of depreciation, depletion and amortization calculated for purposes of the definitions of “Net Income” and “Net Loss” rather than the amount of depreciation, depletion and amortization determined for U.S. federal income tax purposes.

“Company”	shall have the meaning set forth in Section 2.5.

“Company Act”	means the U.S. Investment Company Act of 1940, as amended.

“Company Roles”	means serving on board of directors, serving in executive management roles or performing the functional equivalent of such roles on behalf of the Company and/or any of its subsidiaries.

“Confidential Material”	means all information concerning the business and affairs of the Partnership, the General Partner, the Investment Manager, or any of their respective Affiliates, which information the General Partner, in its sole discretion, reasonably believes to be in the nature of trade secrets or any other information the disclosure of which the General Partner, in its sole discretion, believes is not in the best interests of the Partnership, the General Partner, the Investment Manager, or any of their respective Affiliates or their respective businesses, or could damage the Partnership, the General Partner, the Investment Manager, or any of their respective Affiliates or their respective businesses, or which the Partnership, the General Partner, the Investment Manager, or any of their respective Affiliates are required by law or agreement with a third party to keep confidential, including, without limitation, any information relating to the Partnership’s financials, investment strategy (i.e., portfolio positions, trades and contemplated trades), valuations, the names and addresses of each of the Partners, their contact information and their initial and subsequent Capital Contributions and any details regarding any arrangement the Partnership may have with any Persons (including, without limitation, Other Agreements). Any and all notes, analyses, compilations, forecasts, studies or other documents prepared by a Limited Partner or its Authorized Representatives that contain, reflect, or are based on any of the foregoing shall be considered Confidential Material.

“Default”	shall have the meaning set forth in Section 5.1(e).

“Default Loan”	shall have the meaning set forth in Section 5.1(f).

“Defaulting Partner”	shall have the meaning set forth in Section 5.1(e).

“Disabling Conduct”	means bad faith, gross negligence, willful misconduct, fraud, a breach of fiduciary duties arising under the Advisers Act, Willful Breach or Violation of Law.

“Effective Date”	shall have the meaning set forth in the preamble hereto.

“Entity Taxes”	means any Taxes imposed on or payable by the Partnership, any subsidiary of the Partnership or any investment of the Partnership under the BBA Rules.

“ERISA”	means the U.S. Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Limited Partner”	means a Limited Partner that (a) is an employee benefit plan subject to Part 4 of Title I of ERISA or a plan to which Section 4975 of the Internal Revenue Code applies, or an entity deemed to hold “plan assets” of one or more such plans within the meaning of the Plan Asset Regulation (including, for this purpose, an insurance company using general account assets that might be deemed to include “plan assets”) and (b) so indicates in its subscription agreement with the Partnership or otherwise in writing to the General Partner on or before the date on which such Limited Partner is admitted to the Partnership, as applicable.

“Exchange Act”	means the Securities Exchange Act of 1934, as amended from time to time.

“Excluded Offset LP”	shall have the meaning set forth in Section 4.9(a).

“Family Member”	With respect to any natural person, the spouse, parent or child of such natural person (by blood, adoption or marriage), or any entity or trust formed for the primary benefit of any one or more of such persons.

“FATCA”	means (i) Sections 1471 through 1474 of the Internal Revenue Code, any Regulations promulgated thereunder or official administrative interpretations thereof or similar legislation, regulations or guidance enacted in any jurisdiction which seeks to implement similar tax reporting and/or withholding tax regimes, (ii) any intergovernmental agreement, treaty, regulation, guidance or any other agreement between the Cayman Islands (or any Cayman Islands government body) and the U.S., the U.K. or any other jurisdiction (including any government bodies in such jurisdiction), entered into in order to comply with, facilitate, supplement or implement the legislation, regulations or guidance described in clause (i), and (iii) any legislation, regulations or guidance in the Cayman Islands that give effect to the matters outlined in clauses (i) and (ii).

“Fee-Paying Partners’ Percentage”	means, as of the date of determination, a fraction (expressed as a percentage) (a) the numerator of which is the aggregate Capital Commitments of all Partners other than the General Partner and any Limited Partner not subject to the Management Fee hereunder and (b) the denominator of which is the aggregate Capital Commitments of all Partners.

“Fiscal Year”	shall have the meaning set forth in Section 2.4.

“Former Partner”	means each such Person as hereafter from time to time that ceases to be a Partner, whether voluntarily or otherwise, in accordance with this Agreement.

“Funded Commitment”	means, with respect to any Partner and each Capital Commitment, such Partner’s aggregate Capital Contributions previously made in respect of such Capital Commitment.

“GAAP”	means U.S. generally accepted accounting principles, in effect from time to time.

“General Partner”	means GI SPV I GP LLC, a Delaware limited liability company, in its capacity as a general partner of the Partnership, and any additional or successor general partner, each in its capacity as a general partner of the Partnership.

“GP Related Persons”	Limited Partners who are (a) direct or indirect members or partners of the General Partner or the Investment Manager, including any Family Member thereof, (b) Affiliates of the General Partner or the Investment Manager, (c) employees, directors or former employees of the Investment Manager or the General Partner or any Affiliates thereof, and (d) entities formed generally to accommodate investments in the Partnership by such individuals or entities referred to in clauses (a) through (c) hereof (including entities beneficially owned solely by any one or more of the foregoing as well as employee benefit plans, family and charitable foundations or family investment vehicles for any of the foregoing).

“GP Withdrawal Notice”	shall have the meaning set forth in Section 6.2(a).

“Guarantee Agreement”	shall have the meaning set forth in Section 5.4(h).

“Governmental Authority”	means the government of any nation, state, territory, city, locality or other political subdivision thereof, any entity or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any court, quasi-governmental authority, self-regulatory organization, commission, tribunal, agency or any political or other subdivision, department, board, bureau, or branch or official of any of the foregoing.

“Indemnified Losses”	means costs, losses, claims, damages, liabilities, taxes, expenses (including legal and other professional fees and disbursements), judgments, fines and/or settlements.

“Indemnified Party”	shall have the meaning set forth in Section 4.5(a).

“Initial Limited Partner”	means Edward P. Garden.

“Interests”	means partnership interests issued by the Partnership to the Partners in accordance with this Agreement.

“Internal Revenue Code”	means the Internal Revenue Code of 1986, as amended.

“Investment Management Agreement”	means the investment management agreement between the Investment Manager and the Partnership dated the date hereof, as may be amended and restated from time to time.

“Investment Manager”	means Garden Investment Management, L.P., a Delaware limited partnership, or other Persons selected by the General Partner to provide certain management and administrative services to the Partnership.

“Investment Manager Expenses”	means the costs and expenses incurred by the Investment Manager in providing for its and the General Partner’s normal operating overhead, including salaries of the Investment Manager’s employees and rent and other expenses incurred in maintaining the Investment Manager’s place of business and including costs and expenses incurred in connection with Investment Manager-Related Compliance Obligations but not including Organizational Expenses or Partnership Expenses; provided, that, for the avoidance of doubt, Investment Manager Expenses shall not include any fees paid to the Investment Manager or its Affiliates for administrative services pursuant to Section 4.8(a).

“Investment Manager-Related Compliance Obligations”	means all obligations in connection with ongoing compliance-related matters and regulatory filings (other than in connection with Partnership-Related Compliance Obligation Expenses) necessary for the Investment Manager’s operation as an investment advisor.

“Investment Proceeds”	shall have the meaning set forth in Section 5.4(a).

“Judicially Determined”	means found by a court of competent jurisdiction upon entry of a final judgment rendered and unappealable or not timely appealed.

“Launch Date”	shall have the meaning set forth in Section 5.1(a).

“Limited Partner”	means each Person admitted as a limited partner of the Partnership in accordance with this Agreement, including any Persons hereafter admitted as Limited Partners in accordance with this Agreement and excluding any Persons who cease to be Limited Partners in accordance with this Agreement.

“LP Committee”	shall have the meaning set forth in Section 6.6.

“Majority in Interest”	of the Limited Partners means, as of any date of determination, Limited Partners that are entitled to vote or consent on a matter and have in excess of 50% of the Partnership Percentages of the Capital Accounts held by Limited Partners that are entitled to vote or consent on such matter.

“Management Fee”	shall have the meaning set forth in Section 4.10.

“Management Fee Payment Date”	shall have the meaning set forth in Section 4.10.

“Marketable Securities”	means securities that are actively traded on an established U.S. or foreign securities exchange, reported on the National Association of Securities Dealers, Inc. Automated Quotation National Market System or a “Designated Offshore Securities Market,” as such term is defined in Regulation S promulgated by the Securities Exchange Commission pursuant to the Securities Act; provided that any such securities shall be deemed Marketable Securities only if they are freely tradable. Freely tradable for this purpose shall mean securities that (a) are either (i) transferable by a Limited Partner in a public securities transaction pursuant to Section 4(1) of the Securities Act or a then effective registration statement under the Securities Act (or similar applicable statutory provisions in the case of foreign securities) or (ii) transferable by the Limited Partners who are not Affiliates of the General Partner pursuant to Rule 144(k) under the Securities Act or any successor rule thereto (or similar applicable rule in the case of foreign securities), (b) are not subject to any lock-up period or other contractual restriction on transfer, (c) if the applicable exchange or market is not the New York Stock Exchange or the National Association of Securities Dealers Automated Quotation Stock Market, the General Partner reasonably believes, at the time of distribution of such securities by the General Partner, are tradable on a market or exchange that will permit the orderly sale by a Limited Partner of all such securities within a reasonable period of time, and (d) the General Partner reasonably believes, at the time of distribution of such securities by the General Partner, upon the sale of such securities on the date of distribution, would result in proceeds denominated in or immediately convertible as of such date into United States dollars,.

“Net Income” and “Net Loss”

means, for each Fiscal Year or other period, the taxable income or loss of the Partnership, or particular items thereof, determined in accordance with the accounting method used by the Partnership for U.S. federal income tax purposes, with the following adjustments:

(a) all items of income, gain, loss or deduction allocated pursuant to Section 5.9 shall not be taken into account in computing such taxable income or loss;

(b) any income of the Partnership that is exempt from U.S. federal income taxation and not otherwise taken into account in computing Net Income and Net Loss shall be added to such taxable income or loss;

(c) any expenditures of the Partnership that are described in Section 705(a)(2)(B) of the Internal Revenue Code or are treated as described in Section 705(a)(2)(B) of the Internal Revenue Code pursuant to Regulation Section 1.704–1(b)(2)(iv)(i) and not otherwise taken into account in computing Net Income and Net Loss shall be treated as deductible items;

(d) if the Carrying Value of any asset differs from its adjusted tax basis for U.S. federal income tax purposes, any gain or loss resulting from a disposition of such asset shall be calculated with reference to such Carrying Value;

(e) if the Carrying Value of any asset differs from its adjusted tax basis (determined without regard to Section 752 of the Internal Revenue Code) for U.S. federal income tax purposes, the amount of depreciation, amortization or cost recovery deductions with respect to such asset shall for purposes of determining Net Income and Net Loss be an amount which bears the same ratio to such Carrying Value as the U.S. federal income tax depreciation, amortization or other cost recovery deductions bears to such adjusted tax basis (provided, that if the U.S. federal income tax depreciation, amortization or other cost recovery deduction is zero, the General Partner may use any reasonable method for purposes of determining depreciation, amortization or other cost recovery deductions in calculating Net Income and Net Loss); and

(f) if the Carrying Value of any Partnership property is adjusted as provided in the definition of “Carrying Value,” the amount of such adjustment shall be taken into account, immediately prior to the event giving rise to such adjustment, as gain or loss from the disposition of such property.

“Net IRR”	means a rate of return equal to the specified percentage per annum compounded annually on all Capital Contributions for funding investments and expenses (computed from the due dates specified in the applicable Capital Call Notices until the relevant dates on which amounts representing any such Capital Contributions and the return thereon are distributed or are deemed to have been distributed); provided that such Capital Contributions shall be deemed returned on a “first-in, first-out” basis.

“Nonaffiliated Limited Partners”	means Limited Partners that are neither Affiliates of the General Partner nor GP Related Persons.

“Non-Defaulting Partners”	shall have the meaning set forth in Section 5.1(e)(ii).

“Non-Defaulting Ratio”	shall have the meaning set forth in Section 5.1(e)(ii).

“Non-Defaulting Related Partners”	shall have the meaning set forth in Section 5.1(e)(ii).

“Objection Period”	shall have the meaning set forth in Section 11.4(a)(v).

“Offset Amount”	shall have the meaning set forth in Section 4.09(a).

“Open Call Amount”	shall have the meaning set forth in Section 5.1(e).

“Operating Partner”	shall have the meaning set forth in Section 4.9(b).

“Operating Partner Compensation”	shall have the meaning set forth in Section 4.9(b).

“Organizational Expenses”	means all reasonable costs and expenses incurred in connection with the formation and organization of, and sale of interests in, the Partnership and the organization of the General Partner, as determined by the General Partner, including all out-of-pocket legal, tax, accounting, printing, data room, consultation, administrative, travel, meal, accommodation and U.S. and non-U.S. filing fees and expenses of the Partnership, the General Partner or the Investment Manager (including with respect to any registration or licensing of the Partnership, General Partner or Investment Manager for marketing under any national private placement or similar regime outside of the United States including those in member states of the European Union, as well as any fees and expenses associated with hiring and maintaining a local distribution agent in any such jurisdictions).

“Original Agreement”	means the initial Limited Partnership Agreement of the Partnership, dated as of February 8, 2024.

“Other Accounts”	means other funds, clients and/or accounts to which the General Partner, the Investment Manager or any of their respective Affiliates provides investment services.

“Other Agreements”	means side letters or similar separate written agreements, the provisions of which may modify the terms of this Agreement.

“Partner Nonrecourse Debt Minimum Gain”	means an amount with respect to each partner nonrecourse debt (as defined in Regulation Section 1.704–2(b)(4)) equal to the Partnership Minimum Gain that would result if such partner nonrecourse debt were treated as a nonrecourse liability (as defined in Regulation Section 1.752–1(a)(2)) determined in accordance with Regulation Section 1.704–2(i)(3).

“Partners”	means, collectively, the Limited Partners and the General Partner, including any Persons hereafter admitted as Partners in accordance with this Agreement and excluding any Persons who cease to be Partners in accordance with this Agreement.

“Partnership”	means GI SPV I L.P., a Delaware limited partnership.

“Partnership Expenses”	means the costs, expenses and liabilities that in the good faith judgment of the General Partner are incurred by or arise out of the operation and activities of the Partnership, including, without limitation: (a) out-of- pocket fees and expenses relating to consummated investments, including, (i) the sourcing, bidding, evaluating, purchasing, trading, settling, maintaining custody, monitoring, acquisition, holding and sale of thereof, (ii) fees and expenses related to the organization or maintenance of any intermediate entity used to acquire, hold or dispose of any investment or otherwise facilitating the Partnership’s investment activities, including without limitation any overhead expenses related to such entity, (iii) travel, meal and lodging expenses incurred in connection with the preliminary investigation of potential investment opportunities and (iv) travel, meal, lodging and other ordinary course of business expenses of monitoring of investments; (b) out- of-pocket fees and expenses (including travel and lodging expenses) associated with activist campaigns such as fees and expenses related to event hosting and production, public presentations, creating and maintaining informational websites, public relations, public affairs and government relations, forensic and other analyses and investigations, proxy contests, solicitations and tender offers, and compensation, indemnification, and other fees and expenses of any nominees proposed by the Investment Manager as directors or executives of the Company and/or fees and expenses (including travel and lodging expenses) relating to unaffiliated advisers, consultants, and finders and/or introducers; (c) an amount equal to 100% of all premiums for insurance protecting the Partnership and any Indemnified Party from liabilities to third Persons in connection with Partnership affairs to the extent such premiums cover liabilities with respect to actions or omissions of the Partnership or of any Indemnified Party that would otherwise be subject to indemnification by the Partnership pursuant to the terms of this Agreement; (d) out-of-pocket legal, Partnership-related public relations, custodial and accounting expenses of third- party service providers, experts, advisors, consultants, engineers and other professionals and service providers, including fees, costs and expenses associated with the preparation of amendments to this Agreement and the solicitation of consent to such amendments, preparation, printing and distribution of the Partnership’s financial statements, tax returns and Schedule K-1s, and any Partnership-Related Compliance Obligation Expenses (it being understood that, where such Partnership- Related Compliance Obligation Expenses relate to the Partnership and Other Accounts, such costs and expenses shall mean the Partnership’s allocable share thereof as determined in good faith by the Investment Manager), out-of-pocket expenses related to data rooms, investor portals or other websites and accounting systems, and fees paid for outsourced services related to fund finance, accounting, and operations activities; (e) interest on and fees and expenses arising out of all Partnership Indebtedness, including, but not limited to, the arranging thereof and the costs and expenses of any lenders, investment banks and other financing sources (but excluding Trading Interest); (f) out-of-pocket auditing, accounting, banking, consulting and valuation expenses of third-party service providers (including accounting, technology and environmental, social and governance consultants); (g) origination fees, syndication fees, research costs (including any third party research costs) and due diligence costs; (h) out-of- pocket appraisal expenses of third-party service providers; (i) out-of-pocket fees, costs and expenses of any third-party administrators and deal finders; (j) costs and expenses of asset managers and other professionals and service providers in respect of portfolio investments; (k) extraordinary costs and expenses; (l) subject to Section 5.5, taxes and other governmental charges, fees and duties payable by the Partnership, and costs and expenses associated with third-party tax advisors, tax return preparation or tax audits (including Entity Taxes); (m) Indemnified Losses (including the costs of any indemnity or contribution right granted to any placement agent or third-party finder for Interests engaged by the Partnership or its Affiliates); (n) costs of reporting to the Partners; (o) fees, costs and expenses incurred in connection with the formation and operation of any advisory committee of the Limited Partners, including any committee formed pursuant to Section 6.6; (p) costs associated with any third-party examinations or audits (including other similar services) of the Partnership or the Investment Manager that are attributable to the operation of the Partnership or requested by Limited Partners; (q) costs of winding up and liquidating the Partnership; (r) expenses incurred in connection with complying with this Agreement and provisions in side letter agreements entered into with Limited Partners, including “most favored nations” provisions, as well as any costs and expenses incurred in connection with any Transfer of Interests (to the extent not reimbursed by the parties to such Transfer); (s) the fees, costs and expenses of third-party software developers, hardware and software, including as related to risk, research and market data, operations, accounting and the tracking and monitoring of investments (i.e., portfolio management software and general ledger software) utilized in connection with the Partnership’s investment, operational and accounting activities and related expenses; (t) Management Fees; (u) the fees, costs and expenses related to Trade Errors that the General Partner determines in its good faith discretion is not the result of any Disabling Conduct; and (v) Operating Partner Compensation; but not including Organizational Expenses or Investment Manager Expenses. For the avoidance of doubt, expenses relating to organization of the Investment Manager and the initial registration of the Investment Manager as a registered investment adviser with the SEC shall not be a Partnership Expense.

“Partnership Indebtedness”	means any borrowings, guarantees or other credit support obligations by the Partnership pursuant to this Agreement.

“Partnership Minimum Gain”	shall have the meaning set forth in Regulation Section 1.704–2(b)(2) and 1.704–2(d).

“Partnership Percentage”	shall have the meaning set forth in Section 5.3(a).

“Partnership-Related Compliance Obligation Expenses”	means the costs and expenses of all legal and regulatory compliance obligations under U.S. federal, state, local, non-U.S. or other laws and regulations directly related to the making, holding or disposing of investments by the Partnership (whether such compliance obligations are imposed on the Investment Manager, the General Partner, their Affiliates or the Partnership), including, without limitation, the preparation and filing of (a) Form PF under the Advisers Act, (b) Form 13F, Form 13H, Section 16 filings, Schedule 13D filings, Schedule 13G filings and other filings, in each case under the Exchange Act, (c) TIC Form SLT filings, (d) materials required under FATCA and FinCEN reporting requirements applicable to the Partnership, (e) CFTC Rule 4.13(a)(3) notice of claim, Form CPO-PQR, Form CTA PR and NFA Form PQR filings, (f) filings under the Hart-Scott-Rodino Antitrust Improvements Act and other antitrust laws and regulations, (g) any other Fund-related compliance obligations (including blue sky filings, registration statement filings, and cost related to any inquiry, investigation or proceeding involving the Partnership), and (h) any other forms, schedules or other filings with governmental and self-regulatory agencies directly related to the making, holding or disposing of investments by the Partnership, and the costs and expenses of any custodian and/or depositary appointed by the General Partner or its Affiliates in relation to the safeguarding, administering and/or holding (or similar) of investments and/or registrations, licenses, notices, reports and/or filings prepared in connection with the laws and/or regulations of jurisdictions in which the Partnership engages in activities, including any registrations, licenses, notices, reports and/or filings required in accordance with the AIFM Directive and any related regulations, and other notices or disclosures of the Manager and/or its affiliates relating to the Partnership and their activities or any national private placement regime in any jurisdiction and incurred in connection with the General Partner’s or any of its Affiliates’ compliance with disclosure, reporting and other similar obligations pursuant to this Agreement or under the AIFM Directive or any national private placement regime in any jurisdiction (including, for the avoidance of doubt any reporting required in connection with Annex IV of the AIFM Directive).

“Partnership Representative”	means the General Partner acting in the capacity of the “partnership representative” (as such term is defined under the BBA Rules) or such other Person as may be appointed by the General Partner and any “designated individual” through whom the Partnership Representative that is an entity may act, if applicable.

“Person”	means a natural person, partnership, limited liability company, corporation, unincorporated association, joint venture, trust, state or any other entity or any governmental agency or political subdivision thereof.

“Plan Asset Regulations”	means the regulations promulgated by the United States Department of Labor in 29 C.F.R. § 2510.3-101, as effectively modified by Section 3(42) of ERISA, as the same may be modified or amended, and any successor regulations thereto.

“Prime Rate”	means the rate of interest published from time to time in The Wall Street Journal, Eastern Edition, and designated as the prime rate.

“Proceedings”	means claims, demands, actions, suits or proceedings (civil, criminal, administrative or investigative, which includes formal and informal inquiries and “sweep” examinations (whether cooperation with such inquiries is voluntary or mandatory) or requests in connection with the activities of the Partnership), actual or threatened, in which an Indemnified Party may be involved, as a party or otherwise, arising out of or in connection with such Indemnified Party’s service to or on behalf of, or management of the affairs or capital of, the Partnership, or which relate to the Partnership.

“Regulations”	means the regulations promulgated under the Internal Revenue Code, as amended from time to time.

“Related Partner”	means any shareholder, member and/or limited partner of any Related Vehicle.

“Related Vehicle”	means any Special Purpose Vehicle, Other Account or any of their respective direct or indirect subsidiaries, in each case, as the General Partner may designate as a “Related Vehicle” from time to time, which designation may apply for some purposes and not for other purposes.

“Securities Act”	means the U.S. Securities Act of 1933, as amended.

“Similar Law”	means any federal, state, local, non–U.S. or other law or regulation that could cause the underlying assets of the Partnership to be treated as assets of the Limited Partner by virtue of its Interest or otherwise subject the Partnership and the General Partner (or other persons responsible for the investment and operation of the Partnership’s assets) to laws or regulations that are similar to the fiduciary responsibility or prohibited transaction provisions contained in Title I of ERISA or Section 4975 of the Internal Revenue Code.

“Special Purpose Vehicle”	means a subsidiary corporation, partnership, limited liability company or other entity or trading vehicle through which the Partnership invests.

“Subscription Agreement”	means the subscription agreement (including the investor questionnaire attached to each Subscription Agreement as completed by each Limited Partner) between each Limited Partner and the Partnership pursuant to which such Limited Partner has subscribed for and purchased Interests, together with any other information, representations, warranties, questionnaires and documentation provided from time to time by the Limited Partner in connection with its admission to the Partnership.

“Substitute Limited Partner”	means a Transferee of an Interest who is admitted as a Limited Partner with respect to the Interest transferred or assigned to it pursuant to Section 7.1 and who ratifies the requirements of Section 7.2.

“Tax Distributions”	shall have the meaning set forth in Section 6.4.

“Tax Rate”	means the highest combined U.S. federal, state and local marginal tax rate for an individual resident of New York, NY (including any tax under Sections 1402 or 1411 of the Internal Revenue Code), taking into account (where relevant) the holding period of investments held by the Partnership (and its effect, among other things, on the application of Section 1061 of the Internal Revenue Code), the year in which the taxable net income or gain is recognized by the Partnership, the character of such income or gain, and the deductibility of state and local income taxes as applicable at the time for U.S. federal income tax purposes (and any limitations thereon, including pursuant to Section 68 of the Internal Revenue Code); provided, that, for administrative convenience, it shall be assumed that no portion of any state and local taxes shall be deductible for so long as the limitation set forth in Section 164(b)(6)(B) of the Internal Revenue Code remains applicable. For the avoidance of doubt, “Tax Rate” shall be determined without regard to the actual circumstances of any particular Person.

“Temporary Investments”	means investments selected by the General Partner or the Investment Manager, which may include (but are not limited to): customary, interest-bearing brokerage accounts maintained with brokerage accounts eligible in whole or in part for insurance provided by the Securities Investor Protector Corporation; short-term debt securities issued or guaranteed by the United States government, its agencies and instrumentalities; money market funds investing primarily in securities issued or guaranteed by the United States government, its agencies or instrumentalities; negotiable or nonnegotiable certificates of deposit or short-term deposits with banks eligible in whole or in part for insurance provided by the Federal Deposit Insurance Corporation or a comparable insurer; commercial paper or other obligations maturing within seven days issued by financial institutions or any other issuer which, at the time of purchase, have been assigned one of the two highest investment grade ratings by a nationally recognized statistical rating organization.

“Term”	shall have the meaning set forth in Section 8.1.

“Termination Event”	shall have the meaning set forth in Section 8.2(a).

“Trade Error”	means any trade error and similar human error involving any transaction in any Partnership account, including: (i) the placement of orders (either purchases, sales, covers or shorts) in excess of the amount of securities the Partnership intended to trade; (ii) the sale of a security when it should have been purchased; (iii) the purchase of a security when it should have been sold; (iv) the purchase or sale of the wrong security; (v) the purchase or sale of a security contrary to regulatory restrictions or Partnership investment guidelines or restrictions; and (vi) incorrect allocations of securities.

“Trading Interest”	means any interest incurred in connection with acquiring or holding financial instruments that provide equity-like exposure to the Company (including without limitation, derivatives and swaps).

“Transaction Fees”	means the sum of the net amount of all fees from the Company, including origination, commitment, break-up, broken deal, topped bid, cancellation, monitoring, transaction, closing, financial advisory, investment banking and other similar fees, in each case, received by the Investment Manager, the General Partner or any of their respective Affiliates or by any employees, officers or principals of the Investment Manager, the General Partner or any of their respective Affiliates in connection with the Partnership’s investments in the Company or the termination of a proposed but unconsummated investment therein by the Partnership, whether payable in cash or in non-cash consideration; provided, however, that Transaction Fees (a) shall be net of any related unreimbursed Partnership Expenses paid by the Investment Manager, the General Partner or any of their respective Affiliates and (b) shall not include, unless otherwise determined by the General Partner in its sole discretion, (i) any fees received directly or indirectly from the Company, in each case in respect of the portion of the capital invested therein by any investor, fund or account or potential investor, fund or account (other than the Partnership) or the capital provided or proposed to be provided thereby, or (ii) Operating Partner Compensation or fees and other compensation received by other Persons who serve in a Company Role at the request of the General Partner or the Investment Manager and who are not employees, officers, members or directors of the Investment Manager, the General Partner or any of their respective Affiliates. Any Transaction Fees received in the form of shares of stock of the Company or an option or other non-cash compensation shall be taken into account and valued for the purposes of this Agreement by the Investment Manager in accordance with the terms of the Valuation Policy at the time such Person receives such non-cash compensation.

“Transfer”	means any transaction by which a Partner may directly, indirectly or synthetically transfer, pledge, assign, hypothecate, sell, convey, exchange, reference under a derivatives contract or any other arrangement or otherwise dispose of all or any portion of its Interest to any other beneficial owner or other Persons.

“Transferee”	means any Person to which an Interest is transferred in accordance with Section 7.1.

“Transferor”	means any Person that makes a Transfer of its Interest in accordance with Section 7.1.

“Unapplied Offset Amount”	shall have the meaning set forth in Section 4.9(a).

“Unfunded Commitment”	means, with respect to any Partner and each Capital Commitment as of any date, the excess, if any, of (i) the amount of such Partner’s Capital Commitment, over (ii) such Partner’s Funded Commitment.

“Valuation Policy”	means the Investment Manager’s valuation policy and procedures, as may be amended from time to time.

“Violation of Law”	a violation of a law by the General Partner, the Investment Manager or their Affiliates in connection with the operations of the Partnership that could reasonably be expected to have a material adverse effect on the Partnership or on the ability of the General Partner or the Investment Manager to perform their duties on behalf of the Partnership.

“Waived Carried Interest Distribution”	shall have the meaning set forth in Section 5.4(d).

“Withdrawal Date”	shall have the meaning set forth in Section 6.2(a).

“Withholding Advances”	shall have the meaning set forth in Section 5.5(b)(i).

“Willful Breach”	An action or failure to act by the General Partner or the Investment Manager that constitutes a material breach of this Agreement or the Investment Management Agreement.

1.2 Interpretation and Construction.

(a) In this Agreement, unless a clear contrary intention appears:

(i) common nouns and pronouns and any variation thereof shall be deemed to refer to masculine, feminine, or neuter, singular or plural, as the identity of the Person, Persons or other reference in the context requires;

(ii) where specific language is used to clarify by example a general statement contained in this Agreement, such specific language shall not be deemed to modify, limit or restrict in any manner the construction of the general statement to which it relates;

(iii) “any” shall mean “one or more”;

(iv) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding such term; and

(v) all references to “funds,” “dollars” or “payments” shall mean United States dollars.

(b) The language used in this Agreement has been chosen by the parties to express their mutual intent, and no rule of construction or interpretation requiring this Agreement to be construed or interpreted against any party shall apply.

(c) Unless otherwise specified in this Agreement, all accounting terms used in this Agreement shall be interpreted and all accounting determinations hereunder shall be made in accordance with GAAP.

1.3 Discretion; Good Faith. Notwithstanding any other provision of this Agreement or otherwise applicable provision of law or equity, whenever in this Agreement a Person is permitted or required to make a decision (a) in its “sole discretion” or “discretion,” the Person shall be entitled to consider any interests and factors as it desires, including its own interests and shall have no duty or obligation to give any consideration to any interest of or factors affecting the Partnership or any other Person or (b) in its “good faith” or under another express standard, the Person shall act under such express standard and shall not be subject to any other or different standards. Whenever in this Agreement a Person is permitted or required to provide its written consent in respect of a matter, such written consent may, in the General Partner’s discretion, be evidenced by electronic mail.

ARTICLE II

GENERAL PROVISIONS

2.1 Formation of the Partnership. The Partnership was formed as a limited partnership under the Act, by the filing of the Certificate of Limited Partnership of the Partnership with the Office of the Secretary of State of the State of Delaware on February 8, 2024. Such action is hereby ratified and confirmed in all respects.

2.2 Partnership Name and Address. The name of the Partnership is “GI SPV I L.P.” The General Partner may change the name of the Partnership; provided that prompt written notice of such change is given to the Limited Partners upon such change being effective. The principal office of the Partnership is located at 73 Arch Street, 2nd Floor, Greenwich, CT 06830, or at such other location as the General Partner in the future may designate. The General Partner shall promptly notify the Limited Partners of any change in the Partnership’s address.

2.3 Registered Agent and Registered Office. The address of the Partnership’s registered office in the State of Delaware is 1209 Orange Street, Wilmington, New Castle County, Delaware 19801. The name of its registered agent at such address is the Corporation Trust Company.

2.4 Fiscal Year. The fiscal year of the Partnership (the “Fiscal Year”) shall end on December 31 of each year.

2.5 Purposes of the Partnership. The Partnership is organized for the purposes of investing substantially all of its investable capital in equity and other instruments that provide equity-like exposure (including without limitation, derivatives) issued by or related to a particular company or any of its subsidiaries (the “Company”), and engaging in all activities and transactions as the General Partner may deem necessary or advisable in connection therewith, including to do such acts as are necessary or advisable in connection with the maintenance and administration of the Partnership. The Partnership may invest all or a portion of such capital either directly, or through one or more Special Purpose Vehicles. The Partnership may also invest in Temporary Investments.

2.6 Withdrawal of Initial Limited Partner. The Initial Limited Partner (a) shall withdraw as a limited partner from the Partnership immediately following the execution and delivery of this Agreement by the other parties hereto and the admission of one or more Limited Partners and (b) executes this Agreement exclusively in order to confirm his withdrawal from the Partnership. The Initial Limited Partner shall thereafter have no further rights, liabilities or obligations under or in respect of this Agreement. The Partners hereby expressly ratify any and all actions taken by the Initial Limited Partner for or on behalf of the Partnership on or prior to the date hereof, and agree to exculpate and indemnify the Initial Limited Partner therefor in accordance with the provisions of Sections 4.5 and 4.6.

ARTICLE III

THE PARTNERS

3.1 General Partner; Admission of New Partners.

(a) The General Partner of the Partnership is GI SPV I GP LLC.

(b) Subject to the condition that each new Partner shall execute a Subscription Agreement or other appropriate instrument pursuant to which it agrees to be bound by the terms and provisions hereof, the General Partner may admit one or more new Partners at such times as it, in its sole discretion, determines, and each such Person, upon such admission, shall be a party to this Agreement.

(c) Admission of a new Partner shall not be a cause for dissolution of the Partnership.

(d) Upon the admission of a new Partner, such new Partner shall be issued a class or series of Interest pursuant to Section 3.3. A separate Capital Account or sub-account shall be established for such new Partner holding such class or series of Interest which will reflect the fair market value of the underlying property held by the Partnership and attributable to such class or series of Interest. Such new Partner’s Capital Account or sub-account shall not be entitled to any allocations of Net Income and Net Loss (and, to the extent applicable, individual items of income, gain, loss, deduction or credit) arising prior to the admission of such new Partner. All Capital Contributions made by new Partners must be made by wire transfer of immediately available funds; provided, the General Partner may in its discretion accept contributions in kind pursuant to Section 5.1(c).

3.2 Liability of the Partners.

(a) Except as otherwise expressly provided in the Act, the debts, obligations and liabilities of the Partnership, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Partnership, and a Limited Partner shall not be obligated personally for any such debt, obligation or liability of the Partnership solely by reason of being a Limited Partner; provided, however, that a Limited Partner shall be required to contribute to the Partnership any amounts required under the Act or pursuant to Section 3.2(b), Section 5.5(b) or Section 9.3.

(b) Notwithstanding anything in this Agreement to the contrary, the General Partner, in its sole discretion and if and to the extent necessary to provide funds for the discharge of any Partnership debt or obligations, may require each current and former Limited Partner to return to the Partnership any distributions received by such Person in an amount not to exceed such Person’s allocable share of the amount of such debts and obligations attributable to any period during which such Person is or was a Limited Partner, based either on its Partnership Percentage in effect for such period or as the General Partner may in its discretion determine to be fair and equitable; provided that no current or former Limited Partner shall be required pursuant to this Section 3.2(b) to return (i) all or any portion of a distribution following the third anniversary of the date of the relevant distribution or (ii) more than 50% of all distributions received from the Partnership by such current or former Limited Partner.

(c) Except as otherwise provided in the Act, the General Partner shall have unlimited liability for the repayment and discharge of all debts, obligations and liabilities of the Partnership. Neither the General Partner nor any of its Affiliates shall be liable for the return of the Capital Contributions of any Limited Partner, and each Limited Partner hereby waives any and all claims that it may have against the General Partner or any Affiliate thereof in this regard.

3.3 Classes and Series of Interests. The General Partner may, in its discretion, establish separate classes or series of Interests as may be necessary to track the economic interests and entitlements of each Partner pursuant to the terms of this Agreement.

3.4 ERISA. Notwithstanding anything in this Agreement to the contrary, the General Partner agrees to use reasonable best efforts so that the Partnership should not be regarded as holding “plan assets” within the meaning of the Plan Asset Regulations.

ARTICLE IV

MANAGEMENT OF THE PARTNERSHIP

4.1 General. The management of the Partnership shall be vested exclusively in the General Partner. The General Partner (or its duly appointed agents or delegates, including the Investment Manager (as applicable)) shall have the authority, on behalf and in the name of the Partnership (whether directly or indirectly through Special Purpose Vehicles), to take any action or make any decisions on behalf of the Partnership hereunder (whether or not this Agreement explicitly specifies that the General Partner or any such agent or delegate is authorized to take such action or make such decision), to carry out any and all of the purposes of the Partnership set forth in Section 2.5, and to perform all acts and enter into and perform all contracts and other undertakings that it may deem necessary, appropriate, advisable or incidental thereto, including to:

(a) invest substantially all of the investable capital of the Partnership directly and indirectly through Special Purpose Vehicles, in Trading Interests;

(b) incur all expenditures permitted by this Agreement;

(c) enter into contracts for, and on behalf of, the Partnership in furtherance of the purposes of the Partnership;

(d) possess, transfer, mortgage, pledge or otherwise deal in, and exercise all rights, powers, privileges and other incidents of ownership or possession with respect to, the Partnership’s investments and any cash or financial instruments (including U.S. treasury securities) held, owned or beneficially owned by the Partnership;

(e) lend, either with or without security, any financial instruments, funds or other properties of the Partnership and, from time to time borrow or raise funds via a subscription line credit facility or other Partnership Indebtedness and secure the payment of obligations of the Partnership by mortgage upon, or pledge or hypothecation of, or guarantee of, all or any part of the property of the Partnership, and execute and record financing statements in connection with perfecting such security interests of the Partnership; provided, however, that (i) the General Partner shall not cause or permit the Partnership to incur Partnership Indebtedness in order to finance its investment activities and (ii) any borrowing under a subscription line credit facility or other Partnership Indebtedness is repaid within 90 days and any outstanding amounts under such facility and other Partnership Indebtedness not exceed Unfunded Commitments;

(f) open, maintain and close accounts, including custodial accounts, with banks within the United States, and wire funds, draw checks, or make other orders for the payment of monies in furtherance of the purposes of the Partnership;

(g) retain the Investment Manager to provide certain management and administrative services pursuant to the Investment Management Agreement, and cause the Partnership to compensate the Investment Manager for such services and provide for the exculpation and indemnification of the Investment Manager to a similar extent as the General Partner and its Affiliates are exculpated and indemnified under Section 4.5 and Section 4.6; provided, however, that management, control and conduct of the activities of the Partnership shall remain the responsibility of the General Partner;

(h) retain the Administrator and/or one or more other third parties and cause the Partnership to compensate the Administrator and such other third parties for administrative services, whether provided by the Administrator or such other third party;

(i) enter into Other Agreements with Limited Partners containing such terms and conditions as determined by the General Partner;

(j) engage attorneys, independent accountants, other service providers (including, in accordance with this Agreement and Operating Partners) and such other Persons as the General Partner may deem necessary or advisable;

(k) purchase liability insurance at the expense of the Partnership in respect of any liabilities for which the General Partner, the Investment Manager or any Indemnified Party would otherwise be entitled to indemnification under this Agreement, or in respect of any other liabilities;

(l) assist the Partnership with marketing and investor relations services, including communications from the Partnership to the Limited Partners and prospective investors;

(m) assist the Partnership with any legal, compliance, tax or regulatory filings;

(n) subject to Section 9.3, make all tax elections and determinations for the Partnership, and take any and all action necessary under the Internal Revenue Code or other applicable law to effect those elections and determinations;

(o) act as the Partnership Representative, designate any Person to act as the Partnership Representative and revoke a designation of any Person as the Partnership Representative;

(p) prepare and file all tax returns of the Partnership, determine which items of cash outlay are to be capitalized or treated as current expenses, and select the method of accounting and bookkeeping procedures to be used by the Partnership;

(q) authorize any partner, member, employee or other agent of the General Partner or its Affiliates or other agent of the Partnership to act for and on behalf of the Partnership in all matters incidental to the foregoing; and

(r) do any and all acts on behalf of the Partnership as it may deem necessary or advisable in connection with the maintenance and administration of the Partnership, and exercise all rights of the Partnership, with respect to its interest in any Person, including participation in arrangements with creditors, the institution and settlement or compromise of Proceedings and other like or similar matters.

4.2 No Participation in Management by Limited Partners. Except as authorized by the General Partner or as otherwise set forth herein, the Limited Partners, in their capacities as such, shall not take part in the management or control of the Partnership or become involved in the Partnership’s conduct of business, transact any business in the Partnership’s name or have the power to sign documents for or otherwise bind the Partnership. For the avoidance of doubt, to the fullest extent permitted by applicable law, no Limited Partner shall have any fiduciary duties to the Partnership or any other Partner.

4.3 Reliance by Third Parties. Persons dealing with the Partnership are entitled to rely conclusively upon the certificate of the General Partner, to the effect that it is then acting as the General Partner, and upon the authority of the General Partner as set forth in this Agreement.

4.4 Other Activities of the General Partner.

(a) The General Partner and its Affiliates shall devote so much of their time to the affairs of the Partnership as in the judgment of the General Partner the conduct of its business shall reasonably require, and neither the General Partner nor its Affiliates shall be obligated to do or perform any act or thing in connection with the business of the Partnership not expressly set forth in this Agreement. Nothing contained in this Section 4.4 shall preclude the General Partner or its Affiliates from exercising investment responsibility, from engaging directly or indirectly in any other business or from directly or indirectly purchasing, selling, holding or otherwise dealing with any financial instruments for the account of any such other business, for their own accounts, for any of their family members or for Other Accounts. No Limited Partner shall, by reason of being a Partner in the Partnership, have any right to participate in any manner in any profits or income earned, derived by or accruing to the General Partner or any Affiliate from the conduct of any business other than the business of the Partnership (to the extent provided in this Agreement) or from any transaction in financial instruments effected by the General Partner or such Affiliate for any account other than that of the Partnership.

(b) The Limited Partners acknowledge and agree that the General Partner either alone or together with others (including its Affiliates, which for purposes of this Section 4.4(b) shall include any Other Account), may acquire a “control” position in the Company, and may secure the appointment of persons to the Company’s management team or board of directors. In doing so, the Limited Partners acknowledge and agree that the General Partner (and its Affiliates, if any) may acquire fiduciary duties to the Company and to the Company’s shareholders, members, unitholders, partners or other owners of the Company. The Limited Partners acknowledge that such fiduciary duties may require the General Partner (and its Affiliates, if any) to take actions that are in the best interests of the Company or the shareholders, members, unitholders, partners or other owners of the Company, and the General Partner shall endeavor to act in such situations in the best interests of all parties concerned in accordance with the duties (if any) it owes to each such party.

(c) In the event an Other Account holds a position in the Company and such Other Account subsequently disposes of all or a portion of it position in the Company, the General Partner shall use its commercially reasonable efforts to cause the Partnership to dispose of a proportionate amount of its position in the Company; provided, that the General Partner shall not be required to cause the Partnership to dispose of any portion of its investment in the Company if the considerations giving rise to the Other Account’s disposition relate to (i) legal, tax, regulatory or similar reasons, (ii) satisfying redemption requests and/or withdrawals or (iii) normal course portfolio management techniques, such hedging or managing diversification limits.

4.5 Exculpation.

(a) None of the General Partner, the Investment Manager and their respective Affiliates; their respective members, partners, shareholders, directors, officers, employees, managers, legal representatives (e.g., executors, guardians and trustees), senior advisors, including Persons formerly serving in such capacities; the Partnership Representative and the Initial Limited Partner; any other Persons who serves at the request of the General Partner or on behalf of the Partnership as a member, partner, shareholder, director, officer, employee, manager, legal representative or senior advisor or any other entity and other Person serving, or who has served, as an Operating Partner (each such Person, an “Indemnified Party”), shall be liable to any Limited Partner or the Partnership for any Indemnified Losses arising out of, related to or in connection with any act or omission of such Indemnified Party taken, or omitted to be taken, in connection with the Partnership, except for any Indemnified Losses arising out of, related to or in connection with any act or omission that is Judicially Determined to be primarily and directly attributable to Disabling Conduct of such Indemnified Party. In addition, no Indemnified Party shall be liable to any Limited Partner or the Partnership for any Indemnified Losses arising out of, related to or in connection with any act or omission taken, or omitted to be taken, by any broker or agent of the Partnership if such broker or agent was selected, engaged, monitored and retained by such Indemnified Party directly or on behalf of the Partnership absent any Disabling Conduct by such Indemnified Party. Any Indemnified Party may consult with counsel, accountants, investment bankers, financial advisors, appraisers and other specialized, reputable, professional consultants in respect of affairs of the Partnership and be fully protected and justified in any action or inaction that is taken in accordance with the advice or opinion of such Persons; provided, that the Indemnified Party selected, engaged, monitored and retained such Persons absent any Disabling Conduct by such Indemnified Party.

(b) Notwithstanding any provision of this Agreement to the contrary, the provisions of this Agreement including this Section 4.5 shall not be construed so as to provide for the exculpation of an Indemnified Party for any liability or any breach of fiduciary duty (including any liability under U.S. federal securities laws which, under certain circumstances, impose liability even on Persons that act in good faith), to the extent (but only to the extent) that such liability or such fiduciary duty may not be waived, modified or limited under applicable law, but shall be construed so as to effectuate the provisions of this Agreement including this Section 4.5 to the fullest extent permitted by law.

4.6 Indemnification.

(a) To the fullest extent permitted by law, the Partnership shall indemnify and hold harmless each Indemnified Party from and against any and all Indemnified Losses suffered or sustained by such Indemnified Party by reason of any act, omission or alleged act or omission arising out of, related to or in connection with the Partnership, or any and all Proceedings, except for any Indemnified Losses that are Judicially Determined to be primarily and directly attributable to Disabling Conduct of such Indemnified Party. The Partnership shall also indemnify and hold harmless each Indemnified Party from and against any and all Indemnified Losses suffered or sustained by such Indemnified Party by reason of any acts, omissions or alleged acts or omissions of any broker or agent of the Partnership; provided, that such broker or agent was selected, engaged, monitored and retained by such Indemnified Party directly or on behalf of the Partnership absent any Disabling Conduct by such Indemnified Party. The termination of a Proceeding by settlement or upon a plea of nolo contendere, or its equivalent, will not, of itself, create a presumption that such Indemnified Party’s acts, omissions or alleged acts or omissions were primarily attributable to Disabling Conduct of such Indemnified Party. Expenses (including legal and other professional fees and disbursements) incurred in any Proceeding will (if the General Partner so determines) be paid by the Partnership in advance of the final disposition of such Proceeding upon receipt of an undertaking by or on behalf of such Indemnified Party to repay such amount if it will ultimately be determined that such Indemnified Party is not entitled to be indemnified by the Partnership.

(b) Notwithstanding any of the foregoing to the contrary, to the extent any Indemnified Party is entitled to indemnification by the Company or any other third-party source (e.g., insurance policies), such Indemnified Party shall use its reasonable efforts to seek such indemnification from the Company or such other third-party source prior to seeking indemnification from the Partnership.

(c) Notwithstanding any of the foregoing to the contrary, the provisions of this Section 4.6 shall not be construed so as to provide for the indemnification of an Indemnified Party for any liability (including liability under U.S. federal securities laws which, under certain circumstances, impose liability even on Persons that act in good faith), to the extent (but only to the extent) that such indemnification would be in violation of applicable law, but shall be construed so as to effectuate the provisions of this Section 4.6 to the fullest extent permitted by law.

(d) The General Partner is specifically authorized and empowered, for and on behalf of the Partnership, to enter into any agreement and/or deed and/or undertaking with any Indemnified Party not itself a party to this Agreement that the General Partner considers to be necessary or advisable to give full effect to the provisions of this Section 4.6.

(e) Each of the Partners agrees that the provisions of Section 4.5 and this Section 4.6 shall survive the termination of this Agreement, the termination of the Investment Management Agreement and/or the resignation of the General Partner from the Partnership.

(f) Notwithstanding anything to the contrary contained herein, none of the Indemnified Parties shall be entitled to indemnification for Indemnified Losses arising out of a claim or dispute solely between or among the Indemnified Parties.

4.7 Reimbursement of Expenses. The General Partner shall have the authority to authorize the Partnership to periodically reimburse any Indemnified Party (including, for the avoidance of doubt, the General Partner and the Investment Manager in its capacity as an employer of any other Indemnified Party) for its legal and other expenses (including the costs of any investigation and preparation) incurred in connection with any and all Proceedings in which any Person may be involved, as a party or otherwise, in connection with any matter arising out of or in connection with the business or affairs of the Partnership; provided, however, (a) that such Indemnified Party shall, upon demand, provide a written undertaking to promptly repay such expenses if it has been Judicially Determined that such Indemnified Party is not entitled to be indemnified by the Partnership and (b) there shall be no advancement of expenses incurred in connection with any claim that is brought directly against any Indemnified Party by a Majority in Interest of the Nonaffiliated Limited Partners.

4.8 Investment Manager; Payment of Certain Costs and Expenses.

(a) All Organizational Expenses, Partnership Expenses and Trading Interest shall be paid by the Partnership and shall be allocated to all Limited Partners (provided that Trading Interest may be allocated on any other fair and equitable basis determined by the General Partner in its sole discretion). To the extent that the General Partner, the Investment Manager or any of their respective Affiliates pays any Organizational Expenses or Partnership Expenses on behalf of the Partnership, the Partnership shall reimburse the General Partner, the Investment Manager or such Affiliate, as the case may be, upon request. All Organizational Expenses and offering expenses paid by the Partnership shall be amortized over a 24 month period beginning the first full month after the Launch Date. All Investment Manager Expenses shall be paid by the Investment Manager or the General Partner. The General Partner may allocate any expenses that benefit the Partnership and Other Accounts among the Partnership and the applicable Persons in a manner that the General Partner determines is fair and equitable in its good faith discretion. There may be circumstances when the Investment Manager has considered a potential investment on behalf of the Partnership, has determined not to make such investment and such investment is eventually made by Other Accounts. In these circumstances, such Other Accounts may benefit from research by the Investment Manager’s investment team and/or from costs borne by the Partnership related to this research or otherwise occurred in pursuing the potential investment, but may not be required to reimburse the Partnership for expenses incurred in connection with such investment. Travel and related expenses described herein include, without limitation, airfare not to exceed first class and/or business class rates, lodging, ground transportation, travel and meals. Travel and related expenses in connection with a trip taken by employees of the Investment Manager and/or the General Partner for purposes of multiple matters will be allocated by the General Partner in its discretion. The Investment Manager may cause the Company to enter into agreements regarding group procurement, benefits management, insurance policies (which will from time to time be pooled across the Company and issuers in which Other Accounts have invested in, and discounted due to scale) and other operational, administrative or management related matters from a third party or an Affiliate of the Investment Manager.

Partnership Expenses, including certain consultant expenses, may be charged directly to the Partnership or may be borne by both the Investment Manager and the Company. The General Partner may retain the Investment Manager or any of its Affiliates to provide administrative services for the Partnership (that would otherwise be performed by third parties), and the Investment Manager or such Affiliate may separately charge fees to the Partnership for such services, so long as the General Partner determines in good faith that the fees charged for such services represent the fully allocated costs of the Investment Manager and its Affiliates of providing such services, including the costs of employee compensation and related taxes, health insurance and other benefits, and such employees’ allocable portion of overhead and rent.

(b) To the extent that expenses to be borne by the Partnership indirectly through any Special Purpose Vehicle are paid by the Investment Manager, the General Partner or any Affiliate of either of them, the Partnership shall reimburse the Investment Manager, the General Partner or such Affiliate for such expenses indirectly through such Special Purpose Vehicle.

(c) To the extent permitted by applicable law, the General Partner and the Investment Manager shall be entitled to use “soft dollars” generated by the Partnership to pay for certain research and non-research related services and products used by the General Partner and the Investment Manager consistent with the safe harbor afforded by Section 28(e) of the Exchange Act. Any such use of “soft dollars” by the General Partner and the Investment Manager shall not constitute a breach of any fiduciary or other duty that the General Partner or the Investment Manager, as applicable, may be deemed to owe to the Partnership or its Partners. Subject to seeking best execution and to the extent permitted by law, the General Partner and the Investment Manager may consider referrals of potential Limited Partners as a factor in the selection of brokers.

4.9 Transaction Fees & Operating Partners.

(a) For purposes of determining the reductions and offsets set forth in this Section 4.9, the Transaction Fees earned by the Investment Manager and its Affiliates shall be allocated among the Partnership, any Other Account and any other investor investing in the Company based upon the ratio of each investor’s or entity’s capital invested or capital committed with respect to the related investment in the Company (or available capital provided or proposed to be provided in the case of net break-up and topping fees). As of each Management Fee Payment Date, there shall be calculated the excess (such excess being referred to as the “Offset Amount”) of (i) 100% of the Fee-Paying Partners’ Percentage of the Transaction Fees allocable to the Partnership, if any, determined as of such Management Fee Payment Date, over (ii) the sum of (A) the unreimbursed Partnership Expenses incurred or paid by the Investment Manager, the General Partner or their respective Affiliates in connection with the generation of any such Transaction Fees (without duplication of any such unreimbursed costs or expenses already taken into consideration when the amount of Transaction Fees were calculated hereunder) and (B) the aggregate amount by which the Management Fees payable on prior Management Fee Payment Dates have been reduced by reason of the next sentence. The Offset Amount shall be applied to reduce the future Management Fee payable on such date (but not to an amount below zero) and to the extent not so applied shall be carried forward for application against future installments of the Management Fee until such net Offset Amount is fully utilized in reducing the Management Fee. If upon liquidation of the Partnership an unapplied balance of such Offset Amount remains (the “Unapplied Offset Amount”), the Investment Manager shall, subject to the following proviso, pay to the Partnership for distribution to each Limited Partner (on a pro rata basis, based on the Limited Partners’ respective aggregate Capital Contributions for Management Fees), the Unapplied Offset Amount (after reduction for the amount of taxes paid or payable in respect thereof based upon the Tax Rate), based upon the amount that such Limited Partner would receive if such net amounts were distributed at such time as Investment Proceeds pursuant to Section 5.4; provided, however, that the proposed payment to the Partnership by the Investment Manager and distribution of such pro rata share to Limited Partners hereunder shall be appropriately reduced by, and the distributions shall be adjusted for, all such amounts allocable to any Limited Partner that has elected to waive the right to receive such payments and any Defaulting Partner (each, an “Excluded Offset LP”); and provided, further, that any such Excluded Offset LP’s pro rata share of such Unapplied Offset Amount shall be retained by the Investment Manager, the General Partner and/or their respective Affiliates and such Excluded Offset LP shall be treated for all other provisions of this Agreement (other than Sections 5.2 and 5.8 through 5.10) as if such Excluded Offset LP had received its share of such Unapplied Offset Amount. Notwithstanding the foregoing, for purposes of determining the Offset Amount, fees received from the Company at a time the Partnership does not have an investment therein shall be disregarded. If any Transaction Fees received in the form of shares of stock of the Company, options or other non-cash compensation is subsequently forfeited due to a failure to vest or otherwise, then the Offset Amount that was previously applied to reduce the Management Fee shall be reimbursed to the Investment Manager on the next Management Fee Payment Date.

(b) The Investment Manager may from time to time designate one or more individuals (other than any principal, director, officer or employee of the Investment Manager, the General Partner or their Affiliates) as an “Operating Partner” (each such individual, an “Operating Partner”). An Operating Partner may serve in a Company Role, as an advisor to the management of the Company or as a consultant or advisor to the Partnership and/or Investment Manager. In addition to the foregoing, Operating Partners may provide additional services directly to the Company, including working directly with the management team of the Company on strategy, culture, employment-related matters, sales and marketing initiatives, including customer relationship, manufacturing, supply chain and financial systems management, as well as mergers and acquisitions. Operating Partners may also assist the Investment Manager with a variety of activities including market research, pre-investment business diligence and post-investment value creation in their areas of expertise. Operating Partners may serve on an exclusive or non-exclusive basis with respect to the Investment Manager and its Affiliates. Operating Partners may receive compensation from the Company or its subsidiaries, the Partnership and/or the Investment Manager or an Affiliate thereof. Such compensation (“Operating Partner Compensation”) may include an annual fee (including director’s fees), salary or retainer, a discretionary bonus and/or other incentive compensation and consulting or similar fees. All or a portion of such Operating Partner Compensation is expected to be charged to the Partnership or the Company. In addition, Operating Partners may participate in the General Partner’s Capital Commitment and may participate in the Carried Interest and may also be entitled to participate (directly or indirectly) in option plans, incentive compensation arrangements or other similar programs of the Company or established by the Investment Manager or its Affiliates in respect thereof.

4.10 Management Fee. Subject to the limitations set forth below, the Partnership shall pay the Investment Manager a monthly management fee in advance (the “Management Fee”) equal to [***]. The Management Fee shall be prorated for partial periods, with calculations for subsequent periods taking into account any such previous partial periods. The Management Fee for a given month shall be due and payable by the 10th Business Day following the date on which the Management Fee is calculated for such month (each such date, the “Management Fee Payment Date”). With respect to any capital contribution that is made as of any date other than the first Business Day of a calendar month, a prorated Management Fee shall be calculated on the amount of such capital contribution based on the number of days remaining in such month. The Management Fee shall be applied against the Capital Accounts corresponding to the Interests with respect to which the Management Fee is calculated, as the case may be. The General Partner may, without seeking the consent of or notifying, in either case, the Limited Partners, elect to reduce, waive or, with the consent of the affected Limited Partner, calculate differently the Management Fee with respect to any Capital Account, including Capital Accounts held by Limited Partners that are Affiliates or employees of the Investment Manager, entities established for their benefit, or charitable organizations sponsored or managed by such Persons.

ARTICLE V

CAPITAL ACCOUNTS OF PARTNERS
AND OPERATION THEREOF; DISTRIBUTIONS

5.1 Capital Commitments; Capital Contributions; Defaults.

(a) The General Partner intends to hold the initial closing for the acceptance of Capital Commitments to the Partnership on or before October 1, 2024, although the actual date may vary (the actual date of such initial closing, the “Launch Date”). The minimum Capital Commitment shall be [***]; provided that the General Partner may accept Capital Commitments for lesser amounts in its sole discretion. The General Partner may, in its sole discretion, accept additional subscriptions for Capital Commitments after the Launch Date; provided that Partners admitted to the Partnership after the Launch Date will not be entitled to any profits or losses incurred by the Partnership prior to their date of admission to the Partnership. Partners admitted to the Partnership after the Launch Date will not participate in any lots of shares of the Company or other investments made by the Partnership prior to the date of the acceptance of their Capital Commitment. A separate class or series of interest in the Partnership will be issued, in the discretion of the General Partner, to Partners who are admitted to the Partnership after the Launch Date as necessary to properly allocate tranches of investments among the Partners based on their date of admission to the Partnership and to reflect their relative interests in such investments.

(b) The General Partner, its Affiliates and GP Related Persons shall collectively make Capital Commitments to the Partnership in an amount not less than [***] on the Launch Date.

(c) Capital Commitments are subject to a Capital Call by the General Partner at any time commencing on the Launch Date. Each Partner will remain obligated to make Capital Contributions up to an aggregate amount not to exceed such Partner’s Unfunded Commitment throughout the duration of the Partnership to the extent necessary to cover any and all expenses (as described in Section 4.8(a)); and until the first anniversary of the acceptance date of such Capital Commitment, to make investments by the Partnership. All Capital Contributions shall be made in cash unless the General Partner otherwise agrees to accept an in-kind contribution, in its discretion.

(d) From time to time during the duration of the Partnership, each Partner will be required to make Capital Contributions when and in the amount called by the General Partner (a “Capital Call”) upon at least five (5) calendar days’ (or such other notice period as the General Partner agrees to with such Partner) prior written notice (a “Capital Call Notice”) in immediately available funds. No Partner will be obligated to make any Capital Contributions in excess of such Partner’s Unfunded Commitment. Generally, the General Partner will make Capital Calls on a pro rata basis in proportion to the Partners’ respective Unfunded Commitments related to each class and/or series of Interests; provided, that the General Partner may (but will not be obligated to) draw funds utilizing a different method or combination of methods if the General Partner determines, in its sole discretion, that such different method or combination of methods is appropriate given existing facts and circumstances or on any other fair and equitable basis determined by the General Partner in its sole discretion.

(e) If a Limited Partner fails for any reason to contribute all or a portion of its share of any Capital Call amount (a “Defaulting Partner”) on or before the applicable funding date therefor and will not within three (3) Business Days following the receipt of written notice of such failure, which notice will be delivered pursuant to Section 11.11, have cured such failure (such failure being referred to herein as a “Default” and the unpaid portion of such Defaulting Partner’s share of any Capital Call amount, the “Open Call Amount”), such Defaulting Partner will remain liable in respect of its obligation to fund its Capital Call, and the General Partner, in its discretion, may take any one or more of the following remedial actions, in its sole discretion (provided, that the General Partner may agree to waive or permit the cure of any Default by a Defaulting Partner, subject to such terms and conditions as the General Partner, in its discretion, may determine):

(i) extend the time of payment;

(ii) charge such Defaulting Partner an additional amount on the Open Call Amount at the greater of the (i) the Partnership’s cost of borrowing and (ii) Prime Rate plus 2% per annum from the date that such Open Call Amount was due and payable through the date that full payment for such Open Call Amount is actually made, and to the extent such additional amount is not otherwise paid, such additional amount may be deducted from any distribution to such Defaulting Partner, and any such additional amount owed to the Partnership will be allocated and distributed to the Partners who are not Defaulting Partners with respect to any Open Call Amount (“Non-Defaulting Partners”) and, to the extent applicable, to the Related Partners who are not in default with respect to any open call amount in their respective Related Vehicles (“Non-Defaulting Related Partners”), in proportion to their pro rata shares of such additional amount based upon the ratio that such Non-Defaulting Partner’s Capital Commitment to the Partnership, or such Non-Defaulting Related Partner’s capital commitment to its respective Related Vehicle, as applicable, bears to the sum of the aggregate Capital Commitments of all Non-Defaulting Partners plus the aggregate capital commitments of all Non-Defaulting Related Partners to the Related Vehicles (such ratio, the “Non-Defaulting Ratio”);

(iii) enforce the Defaulting Partner’s obligation in respect of the Open Call Amount and its Unfunded Commitment by appropriate legal proceedings;

(iv) immediately reduce the Defaulting Partner’s Capital Account by 50% of the amount thereof upon each Default by such Partner and determine that the Defaulting Partner will not be entitled to any distributions related thereto, and any such reduction will generally be allocated to the Capital Accounts of, and distributed to, the Non-Defaulting Partners as a group and the Non-Defaulting Related Partners as a group, on a pro rata basis based on the Non-Defaulting Ratio, and in accordance with Section 5.8 in the case of income or gain, and the comparable provisions in the governing agreement of the applicable Related Vehicle;

(v) cause such Defaulting Partner to forego any future allocation of items of income and gain realized after the Default from investments made prior to such Default; provided, that such Defaulting Partner will be allocated its portion of losses and other items of deduction and loss relating to such investments. Any such items of income and gain instead will be allocated to the Capital Accounts of the Non-Defaulting Partners as a group and the capital accounts of the Non-Defaulting Related Partners as a group participating in such investments on a pro rata basis based on the Non-Defaulting Ratio, and in accordance with Section 5.8 in the case of income or gain, and the comparable provisions in the governing agreement of the applicable Related Vehicle;

(vi) cause such Defaulting Partner to Transfer its Interest(s) at a price equal to 50% of its Capital Accounts (net of Partnership expenses, deductions, losses and prior distributions), with the purchase of such Interest being offered pro rata to the Non-Defaulting Partners and the Non-Defaulting Related Partners (and with the purchase of any remaining Interest being available to the General Partner or a designee thereof), in which event the proceeds of the sale will first be applied to the payment of the expenses of the sale, next to the payment of the amounts owed by such Defaulting Partner (including amounts owed to the General Partner with respect to any loan deemed made under clause (vii) below) and the balance, if any, will be remitted to the Defaulting Partner; provided, that if a shortfall exists between the amount of the proceeds from any such sale and the Unfunded Commitment of the Defaulting Partner, such Defaulting Partner will remain liable for such shortfall;

(vii) advance the unpaid portion of the Open Call Amount to the Partnership on behalf of the Defaulting Partner, in which event the amount so advanced will be treated as a loan by the General Partner to the Defaulting Partner, payable on demand and bearing interest, in the discretion of the General Partner, at the maximum rate permitted by applicable law;

(viii) declare the entire amount of the Defaulting Partner’s Unfunded Commitment to be immediately due and payable;

(ix) determine that the Defaulting Partner will not be entitled (but may be required) to make any further contributions (including additional contributions with respect to the investment to which the Default relates) to the capital of the Partnership;

(x) determine that the Defaulting Partner will not be entitled to any distributions under Section 5.4 until the Partnership is dissolved and its affairs wound up pursuant to Article VIII;

(xi) exercise the right to offset (x) any or all of the costs, expenses and fees payable by the Defaulting Partner and (y) amounts owed to the General Partner by the Defaulting Partner with respect to any loan referred to in clause (vii) above against (1) distributions, if any, that otherwise would have been made to the Defaulting Partner if clause (x) above will not have been applicable or (2) distributions made to the Defaulting Partner upon dissolution and winding up of the affairs of the Partnership;

(xii) determine that whenever the vote, consent or decision of a Limited Partner is required or permitted pursuant to this Agreement, the Defaulting Partner will not be entitled to participate in such vote or consent, or to make such decision, and such vote, consent or decision will be tabulated or made as if such Defaulting Partner were not a Limited Partner;

(xiii) upon written notice to the Defaulting Partner, remove such Defaulting Partner from the Partnership, in which case the Defaulting Partner will cease to be a Limited Partner, and the Partnership will be entitled to retain the Capital Contributions and all amounts in the Capital Account of such Defaulting Partner as liquidated damages, and any such retained amounts will be allocated and distributed to the Non-Defaulting Partners and the Non-Defaulting Related Partners on a pro rata basis based on the Non-Defaulting Ratio;

(xiv) admit to the Partnership one or more additional Limited Partners who will purchase from the Partnership (or, if the Partnership will not have removed the Defaulting Partner from the Partnership in accordance with clause (xiii) above, the Defaulting Partner), an interest equal to all or any portion of the Capital Commitment of such Defaulting Partner; and/or

(xv) pursue any other remedies, at law or in equity, that it deems advisable.

(f) In addition to the foregoing, the General Partner may, in its discretion, issue a Capital Call Notice requiring each Non-Defaulting Partner to contribute its pro rata portion (based on the Non-Defaulting Ratio) of the Open Call Amount up to the amount of such Non-Defaulting Partner’s Unfunded Commitment. Each Non-Defaulting Related Partner shall have the obligation to fund its pro rata portion (based on the Non-Defaulting Ratio) of the Open Call Amount (by reason of a comparable provision in the governing agreement of the applicable Related Vehicle through the applicable Related Vehicle up to such Non-Defaulting Related Partner’s unfunded commitment to the applicable Related Vehicle). In such event, the allocation of the relevant investment between the Partnership and such Related Vehicle will be adjusted to reflect the effect of this Section 5.1(f). After issuing such a Capital Call Notice to the Non-Defaulting Partner, the General Partner may, in its discretion, make a loan to the Partnership of the Open Call Amount (a “Default Loan”), which will be repaid, with interest charged thereon equal to the cost of borrowing by the Partnership, out of the aggregate Capital Contributions made by the Non-Defaulting Partners in response to such Capital Call Notice and the applicable capital contributions made by Non- Defaulting Related Partners through the applicable Related Vehicle. If, as provided in Section 5.1(e)(viii) above, the General Partner has declared the entire amount of such Defaulting Partner’s Unfunded Commitment due and payable, such entire amount will accrue interest from the date of Default at the maximum rate permitted by applicable law.

(g) Notwithstanding any other provision of this Agreement, each Defaulting Partner agrees to pay on demand all reasonable losses, costs and expenses incurred by or on behalf of the Partnership (including, without limitation, legal fees and expenses as incurred), if any, in connection with the enforcement of this Agreement against such Defaulting Partner sustained as a result of a Default by such Defaulting Partner, it being understood that no such payment will reduce such Defaulting Partner’s Unfunded Commitment (or increase such Partner’s Capital Commitment) and any such payment will be payable without regard to such Partner’s Unfunded Commitment.

(h) The governing documents of the applicable Related Vehicles shall contain provisions substantially identical to those set forth in this Section 5.1. To the extent a Related Partner fails for any reason to contribute all or a portion of its share of any capital call amount (as called pursuant to the governing agreement of the applicable Related Vehicle) on or before the applicable funding date therefor and has been designated a defaulting partner pursuant to such governing agreement, the General Partner may issue a Capital Call Notice with respect to the unpaid portion of such capital call amount and each Partner shall be required to fund its pro rata portion of such unpaid amount based on the Non-Defaulting Ratio in the same manner as described herein.

(i) No right, power or remedy conferred upon the General Partner in this Section 5.1 will be exclusive, and each such right, power or remedy will be cumulative and in addition to every other right, power or remedy whether conferred in this Section 5.1 or now or hereafter available at law or in equity or by statute or otherwise. No course of dealing between the General Partner and any Limited Partner and no delay in exercising any right, power or remedy conferred in this Section 5.1 or now or hereafter existing at law or in equity or by statute or otherwise will operate as a waiver or otherwise prejudice any such right, power or remedy.

(j) The provisions of this Section 5.1 are solely intended for the benefit of the Partners and, to the fullest extent permitted by law, will not be construed as conferring any benefit upon any creditor other than an Indemnified Party of the Partnership (and no such creditor other than Indemnified Party will be a third party beneficiary of this Agreement). No Partner will have any duty or obligation to any creditor of the Partnership to make any capital contribution other than to an Indemnified Party in respect of the Partnership’s obligation pursuant to Section 4.6.

5.2 Capital Accounts.

(a) The Partnership shall maintain a “Capital Account” for each Partner on the books of the Partnership in accordance with the following provisions:

(i) Each Partner’s Capital Account shall be increased by the amount of: (A) such Partner’s contributions to the capital of the Partnership pursuant to Section 5.1; (B) any Net Income or other item of income or gain allocated to such Partner pursuant to Section 5.8 or Section 5.9; and (C) Partnership liabilities, if any, assumed by such Partner or secured, in whole or in part, by any Partnership assets that are distributed to such Partner.

(ii) Each Partner’s Capital Account shall be decreased by the amount of: (A) cash and the fair market value on the date of distribution of any other Partnership property distributed to such Partner pursuant to Section 5.4 and Article VIII; (B) any Net Loss or other item of loss or deduction allocated to such Partner pursuant to Section 5.9 or Section 5.10; and (C) liabilities, if any, of such Partner assumed by the Partnership.

(b) If any Person is admitted as a Substitute Limited Partner in accordance with the provisions of Section 7.2, such Substitute Limited Partner shall succeed to the Capital Account of the transferor Partner to the extent such Capital Account relates to the transferred Interest in the Partnership (or portion thereof).

5.3 Partnership Percentages.

(a) A “Partnership Percentage” means, with respect to each Capital Account, as of any date, the percentage calculated by dividing the balance of each such Capital Account by the aggregate Capital Accounts as of such date, after taking into account Capital Contributions and distributions. The sum of the Partnership Percentages shall equal 100%.

(b) Solely for purposes of providing Limited Partner consent to any action or amendment under this Agreement (including under Section 11.4), a Partnership Percentage shall be calculated for each Limited Partner holding a Capital Account to be affected by such action or amendment (the accounts to be affected, the “Affected Accounts”) by dividing the balance of each such Limited Partner’s Affected Account(s) by the aggregate balance of all of the Affected Accounts as of such date after taking into account Capital Contributions, withdrawals and distributions. The sum of the Partnership Percentages established for these purposes shall be equal to 100%.

5.4 Distribution of Investment Proceeds.

(a) Subject to the penultimate sentence of this Section 5.4(a), the Partnership generally shall distribute all net cash proceeds attributable to the portion of its financial instruments attributable to each Capital Account (“Investment Proceeds”) as soon as practicable, but in any event the General Partner shall use commercially reasonable efforts to make such distributions no later than thirty (30) Business Days after the month-end following receipt by the Partnership, so long as the aggregate amount of such distribution is equal to or in excess of [***], as reduced (in either case) by any amounts determined by the General Partner to pay or satisfy expenses of the Partnership, including any liabilities or contingencies (and reserves for purposes of funding any of the foregoing expenses, including general reserves for unspecified contingencies). Notwithstanding the foregoing, the General Partner shall not be required to distribute the Investment Proceeds from the sale or conversion of any derivative instruments held by the Partnership to the extent that such proceeds are reinvested in equity interests of the Company prior to the required distribution date of such proceeds pursuant to this Section 5.4(a). Any dividends received by the Partnership from the Company may, in the General Partner’s discretion, be retained by the Partnership and reinvested by the General Partner in additional investments or utilized for Partnership Expenses or other liabilities or obligations to which the Partnership may be subject.

(b) Each distribution of Investment Proceeds shall initially be apportioned for distribution (but not distributed) to each Capital Account attributable to each class or series of Interest participating therein (including, for the avoidance of doubt, the Capital Account of the General Partner) in proportion to its respective Capital Account balance attributable to each class or series of Interest as of the date of such apportionment.

(c) The amount of such distribution apportioned to the Capital Account of the General Partner shall be distributed to the General Partner. The amount of such distribution apportioned to each Capital Account attributable to each class or series of Interest held by a Limited Partner shall be divided between the Limited Partner holding such Capital Account attributable to each such class or series of Interest and the General Partner and distributed as follows:

(i) Return of Capital. First, 100% of any distributable amounts apportioned to such Capital Account shall be distributed to such Limited Partner until such Limited Partner has received distributions in respect of such Capital Account equal to such Limited Partner’s Capital Contributions in respect of such Capital Account;

(ii) [***] Preferred Return. Second, 100% of any distributable amounts apportioned to such Capital Account shall be distributed to such Limited Partner until such Limited Partner has received cumulative distributions in respect of such Capital Account equal to the amount described in Section 5.4(c)(i) above, together with [***] Net IRR thereon;

(iii) Catch-Up. Third, 100% to the General Partner until the cumulative amount distributed to the General Partner with respect to the Limited Partner pursuant to this clause (iii) is equal to [***] of the sum of (A) the cumulative amounts distributed to the Limited Partner pursuant to clause (ii) and (B) the cumulative amounts distributed to the General Partner with respect to the Limited Partner pursuant to this clause (iii); and

(iv) [***] Split. Thereafter, [***] to the Limited Partner and [***] to the General Partner.

All amounts distributed to the General Partner pursuant to Sections 5.4(c)(iii) and 5.4(c)(iv) (the “Carried Interest”).

(d) The General Partner may, in its sole discretion, elect to reduce, waive or, with the consent of the affected Limited Partner, calculate differently the Carried Interest with respect to a Limited Partner, without the consent of any other Limited Partner. The General Partner may elect, in its sole discretion at any time before a relevant distribution with respect to any investment, to waive irrevocably its right to all or a portion of the Carried Interest attributable to an investment with respect to one or more Limited Partners (any such waived Carried Interest determined on an investment by investment basis, the “Waived Carried Interest Distributions”), in which case the General Partner shall not receive any such distributions and shall not be allocated any items of income, gain, loss or deduction associated with such Waived Carried Interest Distributions. Any Waived Carried Interest Distributions shall instead be distributed to the relevant Limited Partner(s) to which the waiver applies and the relevant Limited Partner(s) shall be allocated the associated items of income, gain, loss or deduction. Following a Waived Carried Interest Distribution, subject to such terms and conditions as the General Partner shall determine in its discretion with respect to any Waived Carried Interest Distribution, the General Partner may elect to receive amounts otherwise distributable to the applicable Limited Partner(s) pursuant to Section 5.4(b) in amounts not in the aggregate to exceed the total amount of Waived Carried Interest Distributions with respect to such Limited Partner(s) and such investment.

(e) The General Partner shall have the right to amend, without the consent of the Limited Partners, Section 5.4 herein so that the Carried Interest therein provided conforms to any applicable requirements of the U.S. Securities and Exchange Commission and other regulatory authorities or to address any change in law that affects the tax treatment of the Carried Interest or any income allocated to the General Partner, its Affiliates or any Person providing management services to the Partnership in respect of any interest in the Partnership held by the General Partner, its Affiliates or any Person providing management services to the Partnership; provided, however, that no such amendment shall increase the Carried Interest that otherwise would be made with respect to a Limited Partner.

(f) Unless otherwise agreed with a Limited Partner in writing, distributions (including but not limited to liquidating distributions, distributions in respect of withdrawals and distributions of Carried Interest) may be made in cash or in kind, in the General Partner’s sole discretion; provided that, other than distributions made pursuant to Article VI or Article VIII, any such distribution in kind shall be a distribution of Marketable Securities. The General Partner will determine, in its sole discretion, the assets to be distributed to each Limited Partner in connection with each Capital Account held by it (which proportion may be different (greater or smaller) from the portion attributable to such Capital Account of the Partnership’s assets, determined in accordance with such Capital Account’s Partnership Percentage). If a distribution is made in kind, immediately prior to such distribution, the General Partner shall determine the fair market value of the financial instruments distributed and adjust the Capital Accounts of the affected Partners to reflect a distribution of their respective portions of such amount as if such financial instruments had been sold by the Partnership for such fair market value and such fair market value distributed to the Partners pursuant to Section 5.4(b) and Section 5.4(c). In kind distributions may be comprised of, among other things, actual investments that were held by the Partnership or interests in Special Purpose Vehicles holding the actual investments or participation notes (or similar derivative instruments), which investments may remain held by the Partnership, which provide a return with respect to certain financial instruments of the Partnership. The holders of interests in a Special Purpose Vehicle shall bear the expenses of such Special Purpose Vehicle. Any gain or loss recognized by the Partnership upon the disposition of any securities proposed to be distributed in kind but pursuant to an agreement with a Limited Partner shall be disposed by the Partnership instead, shall be allocated pro rata only among those Partners electing to receive proceeds instead of such securities. Allocations of income, gain, and loss to Capital Accounts in respect of such Partners shall be made as if such securities had been distributed, and such Partners shall bear all of the expenses (including, without limitation, underwriting costs and brokerage commissions) of such disposition.

(g) The General Partner may hold back the payment of any amount to be distributed to any Limited Partner if the General Partner reasonably deems it necessary to do so to comply with laws and regulations (including anti-money laundering laws and regulations) applicable to the Partnership, the General Partner, the Investment Manager or any of the Partnership’s other service providers.

(h) Upon termination of the Partnership, the General Partner shall be required to restore distributions of Carried Interest to the Partnership that are attributable to the Limited Partners whose Capital Accounts with respect to each class or series of Interest have borne such Carried Interest, to the extent that the General Partner may have received cumulative distributions (including distributions in respect of income taxes and at liquidation of the Partnership) in excess of amounts otherwise distributable to the General Partner and that are attributable to the Limited Partners whose Capital Accounts with respect to each class or series of Interest have borne the Carried Interest pursuant to the distribution formula set forth above in Section 5.4(c), applied on an aggregate basis covering all transactions of the Partnership in which such Limited Partners participated, but in no event shall the General Partner be required to restore an amount greater than the cumulative distributions received by the General Partner with respect to the Carried Interest, calculated on an after-tax basis based on the Tax Rate. The General Partner confirms that the aggregate amount guaranteed, on a several basis, pursuant to guarantee letters (each, a “Guarantee Agreement”) delivered to the Partnership will at all times equal the total amount of the payment obligations of the General Partner to the Limited Partners pursuant to this Section 5.4(h); provided that the amount guaranteed pursuant to each such Guarantee Agreement is limited as provided therein. Upon the request of any Limited Partner, the General Partner shall use all reasonable efforts to collect any amounts payable by any partner of the General Partner to any Limited Partner pursuant to the Guarantee Agreements, including by application of any amounts required to be distributed to such partner by the Partnership or the General Partner, to the payment of the obligation of such partner under the guarantee. If one or more of any such partners of the General Partner fails for any reason to fund some or all of the amounts required to be contributed by such partners pursuant to this Section 5.4(h) with respect to one or more Limited Partners, then each such Limited Partner shall have recourse against any such partner pursuant to the terms of the Guarantee Agreements.

5.5 Tax Withholding; Withholding Advances.

(a) Tax Withholding.

(i) If requested by the General Partner, each Limited Partner shall, if able to do so, deliver to the General Partner: (A) an affidavit in a form satisfactory to the General Partner that such Limited Partner (or its direct or indirect owners, as the case may be) is not subject to withholding under the provisions of any U.S. or non-U.S. federal, state, local, or other law (including the appropriate Internal Revenue Service Form W-8 or W-9) and/or (B) any other form or instrument reasonably requested by the General Partner relating to any Limited Partner’s status under such law. If a Limited Partner fails or is unable to deliver to the General Partner an affidavit described in subclause (A) or certificate or other documentation described in subclause (B) of this Section 5.5(a), the General Partner may withhold amounts from such Limited Partner in accordance with Section 5.5(b), and such Limited Partner acknowledges that it may be subject to the deemed Withholding Advances provisions of Section 5.5(b)(ii). Each Limited Partner represents and warrants that any such information and forms furnished by such Limited Partner pursuant to this Section 5.5(a) shall be true and accurate and shall indemnify the Partnership and each of the Partners from any and all damages, costs and expenses resulting from the filing of inaccurate or incomplete information or forms furnished by such Limited Partners relating to such withholding taxes.

(ii) Without limiting the foregoing provisions of this Section 5.5(a)(ii) each Limited Partner shall promptly provide to the General Partner such information regarding such Limited Partner and, if applicable, its beneficial owners and forms as the General Partner reasonably requests so that the Partnership may comply with FATCA.

(b) Withholding Advances.

(i) To the extent the Partnership is required by law to withhold or to make tax payments on behalf of or with respect to any Partner or Former Partner (e.g., backup withholding and with respect to gross proceeds, income allocable to any Partner, distributions to any Partner or Former Partner or otherwise related to or in respect of any Partner or Former Partner), including any interest and penalties imposed thereon, or with respect thereto (such amounts, “Withholding Advances”), the General Partner may withhold such amounts and make such tax payments as so required.

(ii) If the proceeds to the Partnership from the Company or any other Person are reduced on account of taxes paid by the Partnership or the Company or such other Person or withheld (directly or indirectly) by any Person, and such taxes are imposed on or with respect to one or more Partners in the Partnership, the amount of the reduction shall be borne by the relevant Partners and treated as if it were paid by the Partnership as a Withholding Advance with respect to such Partners pursuant to Section 5.5(b)(i) for all purposes of this Agreement. If the proceeds to the Partnership from the Company or any other Person are reduced on account of entity-level taxes paid by the Partnership or the Company or any Person or withheld (directly or indirectly) by any Person, and such taxes are imposed on or with respect to the Partnership without regard to the status or attributes of the Partners and which could not result in a tax credit or other similar tax benefit for a Partner for U.S. federal income tax purposes, the amount of the reduction shall be borne by the Partnership.

(iii) All Withholding Advances made on behalf of a Partner, plus interest thereon at a rate equal to the Prime Rate as of the date of such Withholding Advances, plus 2.0% per annum, shall (i) be paid on demand by the Partner on whose behalf such Withholding Advances were made (it being understood that no such payment shall reduce such Partner’s Unfunded Commitment or increase such Partner’s Capital Contribution and any such payment shall be payable without regard to such Partner’s Unfunded Commitment), or (ii) with the consent of the General Partner, in its sole discretion, be repaid by reducing the amount of the current or next succeeding distribution or distributions which would otherwise have been made to such Partner or, if such distributions are not sufficient for that purpose, by so reducing the proceeds of liquidation otherwise payable to such Partner. Notwithstanding the foregoing, whenever repayment of a Withholding Advance by a Partner is made as described in clause (ii), for all other purposes of this Agreement such Partner shall be treated as having received all distributions unreduced by the amount of such Withholding Advance and interest thereon.

(iv) Each Partner shall reimburse the Partnership and the General Partner for any liability with respect to Withholding Advances (including interest thereon) required or made on behalf of or with respect to such Partner (including penalties imposed with respect thereto).

(v) Neither the Partnership nor the General Partner shall be liable for any excess Withholding Advances withheld (directly or indirectly) in respect of any Limited Partner, and, in the event of overwithholding, a Limited Partner’s sole recourse shall be to apply for a refund from the appropriate Governmental Authority.

5.6 Valuation of the Partnership’s Portfolio.

(a) The Partnership’s assets and liabilities shall be valued in accordance with the Valuation Policy.

(b) All values assigned to financial instruments and other assets and liabilities by the General Partner pursuant to this Section 5.6 shall be final and conclusive as to all of the Partners.

(c) To the extent that GAAP would require any of the Partnership’s assets or liabilities to be valued in a manner that differs from the Valuation Policy, the General Partner may value such assets or liabilities (i) in accordance with GAAP, solely for purposes of preparing the Partnership’s GAAP-compliant annual audited financial statements, and (ii) in accordance with the Valuation Policy (without regard to any GAAP requirements relating to the determination of fair value) for all other purposes, including for purposes of determining and allocating among the Partners items of income, deduction, gain, loss or credit.

5.7 Liabilities; Reserves. The Partnership’s liabilities shall be determined in accordance with GAAP, and shall include the establishment of such reserves for estimated accrued expenses and contingencies as the General Partner may deem advisable; provided, however, that the General Partner in its sole discretion may provide reserves and holdbacks for estimated accrued expenses, liabilities or contingencies, including general reserves and holdbacks for unspecified contingencies (even if such reserves or holdbacks are not required by GAAP). All such reserves or holdbacks could reduce the amount of distribution. Such reserves or holdbacks may be invested or maintained in a manner deemed appropriate by the General Partner. Any holdback shall be applied equally and equitably to all Capital Accounts that are subject to the expenses, liabilities and contingencies for which such holdback was established. Upon the determination of the General Partner that such holdback is no longer needed, the remainder (if any) of the holdback, and the estimated interest that the Partnership earned thereon or is attributed thereto (in each case, if any), shall be distributed or credited, as applicable, to the Capital Accounts for which such holdback was established. Limited Partners shall be provided upon request the nature and amount of any holdback that is not otherwise required by GAAP.

5.8 Allocations. Except as otherwise provided in this Agreement, Net Income and Net Loss (and, to the extent necessary, individual items of income, gain, loss, deduction or credit) of the Partnership shall be allocated among the Partners in a manner such that, after giving effect to the special allocations set forth in Section 5.9, the Capital Account related to each class or series of Interest of each Partner, immediately after making such allocation, is, as nearly as possible, equal (proportionately) to (i) the distributions that would be made to such Partners pursuant to Section 8.3 if the Partnership were dissolved, its affairs wound up and its assets sold for cash equal to their Carrying Value, all Partnership liabilities were satisfied (limited with respect to each nonrecourse liability to the Carrying Value of the assets securing such liability), and the net assets of the Partnership were distributed in accordance with Section 5.4 to the Partners immediately after making such allocation, minus (ii) such Partner’s share of Partnership Minimum Gain and Partner Nonrecourse Debt Minimum Gain, computed immediately prior to the hypothetical sale of assets.

5.9 Special Allocations.

(a) Generally. The provisions of Section 5.2, Section 5.4, Section 5.8, this Section 5.9, Section 5.10, and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Regulation Section 1.704-1(b) and shall be interpreted and applied in a manner consistent with such Regulation. In furtherance of the foregoing, Section 704 of the Internal Revenue Code and the Regulations thereunder, including the provisions of such Regulations addressing qualified income offset, minimum gain chargeback requirements and allocations of deductions attributable to nonrecourse debt and partner nonrecourse debt (as defined in Regulation Section 1.704-2(b)(4)), are hereby incorporated by reference.

(b) Modification of Allocations. The allocations set forth in Section 5.8, Section 5.9(a) and Section 5.10 are intended to comply with certain requirements of the Regulations. Notwithstanding the other provisions of this Article V, the General Partner shall be authorized to make, in its reasonable discretion, appropriate amendments to the allocations of Net Income and Net Loss (and to individual items of income, gain, loss, deduction and credit) pursuant to this Agreement (i) in order to comply with Section 704 of the Internal Revenue Code or applicable Regulations, (ii) to allocate properly Net Income and Net Loss (and individual items of income, gain, loss, deduction and credit) to those Partners who bear the economic burden or benefit associated therewith, (iii) to ensure, to the extent possible, that the General Partner does not receive a distribution in excess of its tax basis in the Partnership and/or (iv) to otherwise cause the Partners to achieve the objectives underlying this Agreement as reasonably determined by the General Partner. If there are any changes after the date of this Agreement in applicable tax law, regulations or interpretation, or any errors, ambiguities, inconsistencies or omissions in this Agreement with respect to allocations to be made to Capital Accounts which would, individually or in the aggregate, cause the Partners not to achieve in any material respect the economic objectives underlying this Agreement, the General Partner may in its discretion make appropriate adjustments to such allocations in order to achieve or approximate such economic objectives.

(c) Adjustments of Capital Accounts. The Capital Accounts of the Partners may, at the discretion of the General Partner, be adjusted in accordance with Regulation Section 1.704- 1(b)(2)(iv)(f), and thereafter maintained in accordance with Regulation Section 1.704- 1(b)(2)(iv)(g) (including the computation of Net Income and Net Loss with reference to such adjustment), to reflect the fair market value of Partnership property whenever an interest in the Partnership is relinquished to the Partnership, whenever a Substitute Limited Partner is admitted to the Partnership or a Limited Partner increases its Capital Commitment and the amount of capital contributed by such Partner upon its admission or increase, as the case may be, is more than de minimis and reflects changes in the value of Partnership assets, or upon a liquidation of the Partnership, and shall be adjusted in accordance with Regulation Section 1.704-1(b)(2)(iv)(e) in the case of a distribution of more than a de minimis amount of property (other than cash).

5.10 Allocation for Tax Purposes.

(a) For U.S. federal, state and local income tax purposes, items of income, gain, loss, deduction and credit shall be allocated to the Partners in accordance with the allocations of the corresponding items for Capital Account purposes under Section 5.8 and Section 5.9, except that items with respect to which there is a difference between tax and book basis will be allocated in accordance with Section 704(c) of the Internal Revenue Code and the Regulations thereunder and Regulation Section 1.704–1(b)(4)(i) in a manner determined by the General Partner. Items described in this Section 5.10(a) shall neither be credited nor charged to the Partners’ Capital Accounts.

(b) Notwithstanding the foregoing, the General Partner shall be entitled, in its sole discretion, to specially allocate items of income and gain (or loss and deduction) to each Partner holding a Capital Account from which capital is withdrawn pursuant to Section 6.2 or Section 6.3 during any fiscal year in a manner designed to ensure that each such Partner is allocated income or gain (or loss or deduction) in an amount equal to the difference between the balance of such Capital Account (or portion thereof being withdrawn) at the time of the withdrawal and the tax basis for such Partner’s interest in such Capital Account at that time (or proportionate amount thereof), determined, in all cases, without regard to deemed distributions and contributions under Section 752 of the Internal Revenue Code and without regard to Section 1014 of the Internal Revenue Code.

5.11 Determination by General Partner of Certain Matters. All matters concerning the valuation of financial instruments and other assets and liabilities of the Partnership, the allocation of income, deductions, gains and losses among the Partners, including taxes thereon, and accounting procedures not expressly provided for by the terms of this Agreement shall be determined by the General Partner, whose determination shall be final, binding and conclusive as to all of the Partners.

5.12 Adjustments to Take Account of Certain Events. Notwithstanding anything to the contrary in this Agreement, if the Internal Revenue Code or regulations promulgated thereunder require a withholding or other adjustment to a Capital Account of a Partner or otherwise to the interest of a Partner or a Former Partner, or some other event occurs necessitating or justifying, in either case, in the General Partner’s judgment an equitable adjustment (including, without limitation, if allocations would not properly reflect the economic arrangement of the Partners or Former Partners or would otherwise cause an inequitable or onerous result for any Partner or Former Partner), the General Partner shall make such equitable adjustments. The General Partner may make such adjustments, without limitation, in the determination and allocation among the Partners of Partnership Percentages, distributions, items of income, deduction, gain, loss, credit or withholding for tax purposes, accounting procedures or such other financial or tax items to take into account such event and applicable provisions of law, and the determination thereof in the sole discretion of the General Partner shall be final and conclusive as to all of the Partners and Former Partners.

ARTICLE VI

WITHDRAWALS

6.1 Generally. No Partner shall be entitled to receive distributions from the Partnership, except as provided in Sections 5.4, 6.2, 6.3, 6.4 and 8.3. A Partner shall cease to be a Partner (i) as of the effective date of the full withdrawal of all of such Partner’s Capital Account(s), (ii) as of the effective date of the Transfer of all of such Partner’s Interests in accordance with Section 7.1, or (iii) in the event of the dissolution of the Partnership, as of the final distribution of the assets of the Partnership.

6.2 Limited Voluntary Withdrawals.

(a) A Limited Partner may (subject to the limitations and restrictions applicable to the Interests set forth herein) withdraw any amount from its Capital Account(s) corresponding to a particular Capital Contribution upon [***] calendar days’ prior written notice at each [***] (each, a “Withdrawal Date”) commencing as of [***]. To the extent that any deadline for a proper withdrawal notice is not a Business Day, then the deadline for a proper withdrawal notice will be the following day that is a Business Day. The General Partner shall provide prior written notice (a “GP Withdrawal Notice”) to the Limited Partners of any withdrawal from the Partnership by the General Partner or its Affiliates (in each case, for purposes of this Section 6.2(a), including Edward P. Garden but, for the avoidance of doubt, excluding withdrawals by other directors, officers, members or employees of the Investment Manager and their estate planning trusts or vehicles directly or indirectly through their interest in the General Partner or an Affiliate thereof, and excluding distributions of Carried Interest under the terms of this Agreement), and the Limited Partners shall be offered the opportunity to withdraw, upon written notice to the General Partner that is received within [***]following its receipt of the GP Withdrawal Notice, a proportionate share of their respective Capital Accounts upon the same terms and conditions and as of the same withdrawal date as any such withdrawal by the General Partner or its Affiliates.

(b) To the extent that (i) the Partnership is not restricted from transacting in financial instruments of the Company, (ii) there has been no Termination Event prompting the dissolution of the Partnership and (iii) the applicable distribution of withdrawal proceeds is not prohibited by any applicable law, rule, restriction, regulation or order of any Governmental Authority, the Partnership shall distribute to each withdrawing Limited Partner an amount equal to the amount that such Limited Partner would have been entitled to receive in respect of the Capital Account(s) or portion(s) thereof being withdrawn in accordance with the economic entitlements of the Partners as set forth in Section 5.4 as if the Partnership were dissolved, its affairs wound up and its assets sold for cash equal to their fair market value, all Partnership liabilities were satisfied and the net assets of the Partnership were distributed to the Partners in accordance with Section 5.4(b) and Section 5.4(c). For the avoidance of doubt, the General Partner shall be entitled to Carried Interest in respect of any withdrawal determined in accordance with the preceding sentence.

(c) Unless the General Partner otherwise consents, each Limited Partner agrees and covenants not to gain exposure (whether long or short, directly or indirectly) to securities issued by the Company (including through the use of derivatives and other financial instruments) while such Limited Partner remains a limited partner of the Partnership; provided, that such prohibition shall not apply: (i) to personnel within the applicable Limited Partner’s firm who are permitted to trade by the applicable Limited Partner’s legal or compliance department because of information barriers which ensure that the intent is not to recreate the exposure to the Company, in whole or in part, in an effort to avoid Carried Interest, (ii) to withdrawing Limited Partners who gain exposure indirectly to the securities of the Company through an investment in a third party pooled investment vehicle so long as the intent is not to recreate the position, in whole or in part, in an effort to avoid Carried Interest or (iii) to securities or positions held by the applicable Limited Partner prior to its subscription to the Partnership.

(d) Unless the General Partner consents to the revocation of any withdrawal request after consultation with tax counsel, a withdrawal request made pursuant to this Section 6.2 will be irrevocable.

(e) Payment of at least an estimated 95% of the aggregate withdrawal proceeds will ordinarily be effected within twenty (20) Business Days following the applicable Withdrawal Date, upon the request and at the expense of the withdrawing Limited Partner. The balance shall be distributed, without interest, within forty-five (45) calendar days following the completion and issuance by the Partnership of the audit of the Partnership’s financial statements for the Fiscal Year in which such Withdrawal Date occurs. Until distribution, such balance shall not participate in the profits and losses of the Partnership from the Withdrawal Date onwards.

6.3 Compulsory Withdrawals.

(a) The General Partner may, in its sole discretion, require the withdrawal of all or a portion of any Capital Account(s) at any time upon prior notice, for any reason or no reason.

(b) Following the effective date of a compulsory withdrawal pursuant to Section 6.3(a), to the extent that such distribution is not prohibited by any applicable law, rule, regulation or order of any Governmental Authority, the Partnership shall distribute to the Limited Partner subject to such compulsory withdrawal an amount equal to the amount that such Limited Partner would have been entitled to receive in respect of the Capital Account(s) or portion(s) thereof being compulsorily withdrawn in accordance with the economic entitlements of the Partners as set forth in Section 5.4 as if the Partnership were dissolved, its affairs wound up and its assets sold for cash equal to their fair market value, all Partnership liabilities were satisfied and the net assets of the Partnership were distributed to the Partners in accordance with Section 5.4(b) and Section 5.4(c). For the avoidance of doubt, the General Partner shall be entitled to Carried Interest in respect of any withdrawal determined in accordance with the preceding sentence.

(c) Payment of at least an estimated 95% of the aggregate withdrawal proceeds will ordinarily be effected within twenty (20) Business Days following the effective date of a compulsory withdrawal at the expense of the withdrawing Limited Partner. The balance shall be distributed, without interest, within forty-five (45) calendar days following the completion and issuance by the Partnership of the audit of the Partnership’s financial statements for the Fiscal Year in which such Withdrawal Date occurs. Until distribution, such balance shall not participate in the profits and losses of the Partnership from the Withdrawal Date onwards.

(d) As of the effective date of a compulsory withdrawal pursuant to this Section 6.3, solely with respect to the amount to be distributed to a Partner subject to such compulsory withdrawal, such withdrawing Partner shall be considered a creditor of the Partnership and shall have no rights with respect to the Partnership except that such Partner shall (i) have the right to receive, as a creditor, such distribution and (ii) continue to be bound by Sections 3.2, 5.5, 10.1, 10.2, 11.5, 11.6, 11.7, 11.11, 11.14, 11.15 and the Sections of this Agreement governing the payment of such distribution.

6.4 Tax Distributions. Notwithstanding Section 5.4, Section 6.1, Section 6.2, or Section 8.3, the General Partner will be entitled to cause the Partnership to make distributions to the Partners from time to time, using reasonable assumptions as the General Partner determines, in such amounts so that the Partners (and their direct or indirect owners) may satisfy their tax obligations (including estimated taxes) with respect to allocations of net taxable income and gain allocated to each such Partner from the Partnership for the then current taxable period (any distributions described in this sentence, “Tax Distributions”). The amounts of Tax Distributions shall be determined by the General Partner based on the assumption that income and gain allocated to the Partners from the Partnership are taxed at the Tax Rate, and otherwise based on such reasonable assumptions as the General Partner determines in its discretion and in good faith to be appropriate. All Tax Distributions shall be treated as advances on future distributions and shall be offset by reducing the amount of each succeeding distribution that would otherwise be made to each such Partner pursuant to Section 5.4. To the extent that an amount otherwise distributable to a Partner is so applied, it shall be treated for all purposes hereof (other than for purposes of determining the amounts of Tax Distributions pursuant to this Section 6.4) as if such amount had actually been distributed to such Partner. Notwithstanding anything otherwise provided herein, the Partners shall not be obligated to restore Tax Distributions that are not offset in accordance with the foregoing.

6.5 Death, Disability, etc. of Limited Partners. The death, disability, incapacity, adjudication of incompetency, termination, bankruptcy, insolvency or dissolution of a Limited Partner shall not, in and of itself, dissolve the Partnership. The legal representatives of a Limited Partner shall succeed as assignee to the Limited Partner’s Interest upon the death, disability, incapacity, adjudication of incompetency, termination, bankruptcy, insolvency or dissolution of such Limited Partner, but shall not be admitted as a substituted Partner without the written consent of the General Partner, which may be withheld in its sole discretion.

6.6 Principal Transactions and Other Related Party Transactions. Each Limited Partner hereby authorizes the General Partner, on behalf of such Limited Partner, to select one or more Persons, who shall not be affiliated with the General Partner, to serve on a committee (the “LP Committee”), the purpose of which is to consider and, on behalf of the Limited Partners (without prejudice to Section 4.2), approve or disapprove, to the extent required by applicable law or deemed advisable by the General Partner, principal transactions, certain other related-party transactions and certain other transactions and matters involving potential conflicts of interest. Each Limited Partner acknowledges that such committee may approve of such transactions prior to or contemporaneous with, or ratify such transactions subsequent to, the consummation of such transactions. Without the prior written consent of the LP Committee, the General Partner shall not present to the Limited Partners for their vote or consent upon any matter giving rise to a conflict of interest that the General Partner has previously presented to the LP Committee and for which the LP Committee did not agree to approve such matter or otherwise waive such conflict of interest.

6.7 Conflicts of Interest, etc.

(a) Transactions with Affiliates. The Partnership may enter into (i) contracts and transactions with any of the General Partner, its Affiliates, the officers, directors or employees thereof, the Company and portfolio investments of the Other Accounts authorized or contemplated by this Agreement (including, without limitation, those contemplated by Section 6.6) and (ii) any such contracts not authorized or contemplated by this Agreement; provided that in each case referred to in clause (ii) above (including, without limitation, any Transfer of securities of the Company between the Partnership, on the one hand, and the General Partner, any other officer, director or employee of the General Partner or any of their respective Affiliates, on the other hand) (other than in the case of (A) commercial transactions in the ordinary course of the Company’s business and (B) transactions relating to the ownership of Interests, which in each case are on terms that are no less favorable to the Partnership or the Company than would be obtained in a transaction with an unaffiliated party) that Majority in Interest of the Nonaffiliated Limited Partners or the LP Committee has consented to such contract or transaction.

(b) Other Potential Conflicts of Interest.

(i) While the General Partner and the Investment Manager intend to avoid situations involving conflicts of interest, each Limited Partner acknowledges that there may be situations in which the interests of the Partnership, in the Company or otherwise, may conflict with the interests of any Other Accounts, the General Partner, the Investment Manager or their respective Affiliates or any officer, director or employee of the foregoing. Each Limited Partner agrees that the activities of any Other Accounts, the General Partner, the Investment Manager or their respective Affiliates or any officer, director or employee of the foregoing expressly authorized or contemplated by this Section 6.7 or in any other provision of this Agreement may be engaged in by such Other Accounts, the General Partner, the Investment Manager or any such Affiliate or any such officer, director or employee, as the case may be, and the mere engagement in such activities, in the absence of wrongdoing, will not be deemed a breach of this Agreement or any duty (including any fiduciary duty or duty of good faith) that might be owed by any such Person to the Partnership or to any Partner.

(ii) On any matter involving a conflict of interest not provided for in this Section 6.7 or elsewhere in this Agreement, each of the General Partner and the Investment Manager will be guided by its good faith judgment as to the best interests overall of the Partnership and other affected investment advisory clients of the Investment Manager and its Affiliates and shall take such actions as are determined by the General Partner or the Investment Manager, as the case may be, to be necessary or appropriate to eliminate or ameliorate such conflicts of interest. If the General Partner or the Investment Manager consults with the Limited Partners with respect to a matter giving rise to a conflict of interest, and if a Majority in Interest of the Nonaffiliated Limited Partners or the LP Committee waives such conflict of interest or the General Partner or the Investment Manager acts in a manner, or pursuant to standards or procedures, approved by a Majority in Interest of the Nonaffiliated Limited Partners or the LP Committee with respect to such conflict of interest, then none of the Other Accounts, the General Partner, the Investment Manager or their respective Affiliates or any officer, director or employee of the foregoing shall (i) be deemed to be in breach of this Agreement or any duty (including any fiduciary duty) that might be owed by any such Person to the Partnership or to any Partner or (ii) have any liability to the Partnership or any Partner for actions in respect of such matter taken in good faith by them, including actions in the pursuit of their own interests; provided that in the course of such consultation the General Partner or the Investment Manager, as applicable, did not engage in Disabling Conduct.

(c) LP Committee.

(i) In addition to the approvals or consents to be provided hereunder, the function of the LP Committee shall be to (i) advise the General Partner on other issues that are presented to the LP Committee by the General Partner and (ii) consult generally with the General Partner concerning the activities of the Partnership. Notwithstanding anything contained in this Section 6.7(c), the LP Committee is authorized to give any approval or consent required under the Advisers Act on behalf of the Partnership and the Limited Partners, including under Section 206(3) of the Advisers Act.

(ii) The LP Committee shall act (including in connection with any consents, approvals or determinations made hereunder) at a meeting or by written consent, in each case by a majority of its members. The quorum for a meeting of the LP Committee shall be a majority of its members. Members of the LP Committee may participate in a meeting of the LP Committee by means of conference telephone or video conferencing by means of which all persons participating in the meeting can hear and be heard. Any member of the LP Committee who is unable to attend a meeting of the LP Committee may grant in writing to another member of the LP Committee or any other Person such member’s proxy to vote on any matter upon which action is taken at such meeting. The LP Committee shall conduct its business by such other procedures as a majority of its members considers appropriate.

(iii) The participation by any Limited Partner whose representative is a member of the LP Committee in the activities of the LP Committee shall not be construed to constitute participation by such Limited Partner in the control of the business of the Partnership so as to make such Limited Partner liable as a general partner for the debts and obligations of the Partnership for purposes of the Act.

(d) Certain Disclosure. Each Limited Partner acknowledges and agrees that it has received, carefully reviewed and understands the Investment Manager’s disclosures regarding conflicts of interest and certain investment considerations and risk factors attached to the Subscription Agreement, and acknowledges and agrees that the Investment Manager and any of its Affiliates and each of their respective representatives may engage, without liability to the Limited Partners or the Partnership, in any and all of the activities of the type or character described or contemplated thereby (to the fullest extent permitted by applicable law).

ARTICLE VII

TRANSFERS OF INTEREST

7.1 Assignability of Interest.

(a) Without the prior written consent of the General Partner, which consent may be given or withheld in its sole discretion, a Partner may not make a Transfer; provided, however, the General Partner may permit Transfers under terms and conditions as it, in its sole discretion, deems appropriate; provided, further, that prior to any such Transfer, the General Partner shall consult with counsel to the Partnership to ensure that such Transfer, alone or taken together with other Transfers and withdrawals, will not create a material risk that the Partnership would be treated as a “publicly traded partnership” taxable as a corporation within the meaning of Section 7704 of the Internal Revenue Code. Any attempted Transfer not made in accordance with this Section 7.1, to the fullest extent permitted by law, shall be void and of no force and effect.

(b) Notwithstanding anything to the contrary contained herein, no Limited Partner may enter into, create, sell or Transfer any financial instrument or contract the value of which is determined in whole or in part by reference to the Partnership (including the amount of Partnership distributions, the value of Partnership assets, or the results of Partnership operations), within the meaning of Section 1.7704-1(a)(2)(i)(B) of the Regulations, without the prior written consent of the General Partner, and subject to such conditions as the General Partner may determine, in each case, in the General Partner’s sole discretion. In addition, no transaction may be effected without the prior written consent of the General Partner, which consent may be granted or withheld in its sole discretion, if such transaction will be treated as a Transfer of an interest in the Partnership for U.S. federal income tax purposes (including (A) a transfer of interests in the Limited Partner (or any other direct or indirect parent of the Limited Partner that is a disregarded entity) if a Limited Partner is a “disregarded entity” within the meaning of Section 301.7701-2(c) of the Regulations or a grantor trust, (B) a change in the U.S. federal income tax classification of the Limited Partner pursuant to (x) an entity classification election on Internal Revenue Service Form 8832 (or successor), (y) a change in classification under applicable state law, or (z) otherwise, and (C) a transaction that is described in Internal Revenue Service Revenue Ruling 99-5 or 99-6).

7.2 Substitute Limited Partner. No Transferee of an Interest shall become a Substitute Limited Partner unless all of the following conditions have been satisfied or waived by the General Partner, within such reasonable time period as the General Partner shall determine:

(a) The Transfer is permitted under Section 7.1;

(b) The Partnership receives a duplicate original of all documents effecting the Transfer from the Transferor to the Transferee;

(c) The General Partner consents in writing to the admission of the Transferee as a Substitute Limited Partner, which consent may be granted or withheld in the General Partner’s sole discretion; and

(d) The Transferee has executed an instrument, in form and substance satisfactory to the General Partner, accepting and agreeing to be bound by all terms and conditions of this Agreement.

ARTICLE VIII

DURATION, WINDING UP AND DISSOLUTION OF THE PARTNERSHIP

8.1 Term. The term of the Partnership commenced on February 8, 2024 and shall continue until the cancellation of the Certificate of Limited Partnership of the Partnership in accordance with this Agreement (such term, the “Term”).

8.2 Dissolution.

(a) There shall be a dissolution of the Partnership and its affairs shall be wound up upon the first to occur of any of the following events (each, a “Termination Event”):

(i) a determination by the General Partner, which it may make in its absolute discretion without being required to give any reasons therefor, that the Partnership should be dissolved;

(ii) at any time there are no Limited Partners, unless the business of the Partnership is continued in accordance with the Act;

(iii) any event that results in the General Partner ceasing to be a general partner of the Partnership under the Act; provided, that the Partnership shall not be dissolved and required to be wound up in connection with any such event if (A) at the time of the occurrence of such event there is at least one remaining general partner of the Partnership who is hereby authorized to and does carry on the business of the Partnership, or (B) within ninety (90) calendar days after the occurrence of such event, a Majority in Interest of the Limited Partners agree in writing or vote to continue the business of the Partnership and to the appointment, effective as of the date of such event, if required, of one or more additional general partners of the Partnership; or

(iv) the entry of a decree of judicial dissolution under Section 17-802 of the Act.

8.3 Winding Up.

(a) Upon the dissolution of the Partnership, the General Partner shall be allowed a time period deemed reasonable by the General Partner in which to realize the assets of the Partnership and, within a reasonable time after completion of a final audit of the Partnership’s financial statements, shall make distributions out of the Partnership’s assets, in the following manner and order:

(i) to creditors, including Partners who are creditors, to the extent otherwise permitted by law, in satisfaction of liabilities of the Partnership (whether by payment or establishment of reserves or otherwise); and

(ii) the remaining proceeds, if any, shall be distributed to the Partners in accordance with Section 5.4.

(b) The General Partner, in its sole discretion, or a Majority in Interest of Limited Partners, if the Partnership no longer has a general partner, may at any time and from time to time designate one or more liquidators, including one or more members of the General Partner, who shall have full authority to wind up and liquidate the business of the Partnership and to make final distributions as provided in this Section 8.3. The appointment of a liquidator may be revoked or a successor or additional liquidator or liquidators may be appointed at any time by an instrument in writing signed by the General Partner or a Majority in Interest of Limited Partners, as the case may be. Any such liquidator may receive compensation as shall be fixed, from time to time, by the General Partner or a Majority in Interest of Limited Partners, as the case may be.

(c) In the event that the Partnership is terminated on a date other than the last day of a Fiscal Year, the date of such termination shall be deemed to be the last day of a Fiscal Year for purposes of adjusting the Capital Accounts of the Partners pursuant to Article V. For purposes of distributing the assets of the Partnership upon dissolution, the General Partner shall be entitled to a return, on a pari passu basis with the Limited Partners, of the amount standing to its credit in its Capital Account.

8.4 Time for Liquidation, etc. A reasonable time period shall be allowed for the orderly winding up and liquidation of the assets of the Partnership and the discharge of liabilities to creditors so as to enable the Partnership to seek to minimize potential losses upon such liquidation. The provisions of this Agreement, including the provisions relating to the making of the Carried Interest, shall remain in full force and effect during the period of winding up and until the filing of a certificate of cancellation of the Certificate of Limited Partnership of the Partnership with the Secretary of State of the State of Delaware.

ARTICLE IX

TAX RETURNS; REPORTS TO PARTNERS; BOOKS AND RECORDS

9.1 Independent Auditors. The financial statements of the Partnership shall be audited by an independent auditor selected by the General Partner as of the end of each Fiscal Year of the Partnership.

9.2 Filing of Tax Returns. The General Partner or its designated agent shall prepare and file, or cause the accountants of the Partnership to prepare and file, a U.S. federal information tax return in compliance with Section 6031 of the Internal Revenue Code, and any required state and local income tax and information returns for each tax year of the Partnership.

9.3 Partnership Audits.

(a) The Partnership Representative shall be permitted to take any and all actions under the BBA Rules, and shall have any and all powers necessary to perform fully in such capacity. In such regard, the authority of the Partnership Representative shall include the authority to represent the Partnership before taxing authorities and courts in tax matters affecting the Partnership and the Partners in their capacity as such and the authority, in its sole discretion (but subject to the final sentence of this Section 9.3(a)), to make any election under the BBA Rules, including the election under Section 6226 of the Internal Revenue Code in connection with any audit. The Partnership Representative shall keep the Partners informed of any material administrative and judicial proceedings and any election described in the preceding sentence. Any Partner (including any Former Partner) that is in dispute with any tax authority in relation to a matter relating to the Partnership shall notify the Partnership Representative within thirty (30) calendar days or as promptly as practicable thereafter following the occurrence of the dispute, and if the Partnership Representative reasonably determines that the matter is of material relevance to the tax position of the Partnership, such Partner shall consult in good faith with the Partnership Representative (or any advisor appointed by the General Partner for the purpose) as to how that dispute is to be handled. Any Partner (including any Former Partner) that enters into a settlement agreement with respect to any Partnership item shall notify the Partnership Representative of such settlement agreement and its terms within thirty (30) calendar days after the date of settlement. Each Partner shall provide the Partnership Representative any tax information reasonably requested so that the Partnership Representative can implement the provisions of this Section 9.3 (including by making any election permitted hereunder), and conduct any tax audit or similar proceeding of the Partnership. The General Partner shall notify each Limited Partner of the identity of the Partnership Representative if it designates a Person other than the General Partner to act as such. If the Partnership Representative is not the General Partner, the Partnership Representative shall consult with the General Partner as to how to conduct any material administrative and judicial proceedings or whether to make any election under the BBA Rules, including the election under Section 6226 of the Internal Revenue Code.

(b) If any Entity Taxes are imposed on or otherwise payable by the Partnership (including the Partnership’s share of Entity Taxes imposed on any subsidiaries of the Partnership and the Company), the General Partner shall allocate among the Partners such Entity Taxes in a manner it determines in its sole discretion to be fair and equitable, taking into account any modifications attributable to a Partner pursuant to the BBA Rules (if applicable). To the extent that a portion of the Entity Taxes for a prior year relates to a Former Partner, the General Partner may require such Former Partner to indemnify the Partnership for its allocable portion of such Entity Taxes (which shall not be treated as a Capital Contribution). Notwithstanding the foregoing, if the General Partner determines in its sole discretion that seeking a payment from a Former Partner is not practicable or that seeking such payment has failed, the General Partner may require the substituted Partner that acquired directly or indirectly from such Former Partner the Interest associated with such portion of the Entity Taxes to pay such amount or treat such amount as an expense of the Partnership under Section 4.8(a). Each Limited Partner acknowledges that, notwithstanding the Transfer of all or any portion of its Interest, pursuant to this Section 9.3(b) it will remain liable for Entity Taxes with respect to its allocable share of income and gain of the Partnership for the Partnership’s taxable years (or portions thereof) before such Transfer under the BBA Rules. The Partners acknowledge and agree that the General Partner and Partnership Representative shall be permitted, but not required, to take any actions to reduce or avoid Entity Taxes being imposed on the Partnership or any of its subsidiaries or investments under the BBA Rules.

(c) Each Partner (including Former Partners, if applicable) shall pay to the Partnership in immediately available funds by wire transfer its share of any Entity Tax imposed on or otherwise payable by the Partnership (including the Partnership’s share of Entity Taxes imposed on any subsidiaries of the Partnership and the Company) within five (5) calendar days following written notice by the Partnership that payment of such amounts to the appropriate Governmental Authority is due. Such payment shall not reduce such Partner’s Unfunded Commitment or increase such Partner’s Capital Contribution, and any such payment shall be payable without regard to such Partner’s Unfunded Commitment and notwithstanding the termination of the Partnership. In lieu of the foregoing, the General Partner may, in its sole discretion, pay any Entity Tax imposed on or otherwise payable by the Partnership and treat such payment, to the extent such payment is allocable to a Partner pursuant to Section 9.3(b), as an advance to such Partner to be repaid by reducing the amount of the current or next succeeding distribution or distributions which would otherwise have been made to such Partner or, if such distributions are not sufficient for that purpose, by so reducing the proceeds of liquidation otherwise payable to such Partner. If a Partner reimburses its share of an Entity Tax by having the amount of a distribution (or distributions) reduced as described in the preceding sentence, for all other purposes of this Agreement, such Partner shall be treated as having received all distributions unreduced by the amount of such Entity Tax and interest thereon. Any payments required pursuant to this Section 9.3 that are not made before the date on which the payment to such Governmental Authority is due shall bear interest at a rate equal to the Prime Rate as of such due date, plus 2.0% per annum.

(d) Each Limited Partner agrees that, notwithstanding the Transfer of all or any portion of its Interest, if reasonably requested by the General Partner, it shall provide the General Partner such information, certification or other documentation (including information in connection with Section 743 of the Internal Revenue Code and information the General Partner or the Partnership Representative reasonably determines as necessary to reduce or avoid Entity Taxes) and otherwise cooperate with the Partnership Representative so that the Partnership Representative can make any election permitted hereunder, file any tax return of the Partnership, conduct any administrative and judicial proceedings, reduce or avoid Entity Taxes, and otherwise implement the provisions of this Section 9.3.

(e) Each Limited Partner shall report any and all items of Partnership income, gain, deduction, loss and credit and any other Partnership tax related items or treatment in a manner consistent with the Partnership’s income tax return with respect to such items.

(f) The parties hereto intend that the Partnership be classified as a partnership for U.S. federal income tax purposes effective as of the Launch Date. The Partnership Representative shall, for and on behalf of the Partnership, take all steps as may be required or advisable to maintain the Partnership’s classification as a partnership for U.S. federal income tax purposes. Each Limited Partner shall reasonably cooperate with the General Partner or the Partnership Representative, as applicable, and the Partnership in connection with the foregoing provisions of this Section 9.3(f).

(g) This Section 9.3 shall survive any Transfer and any dissolution or termination of the Partnership.

9.4 Financial Information. Notwithstanding anything to the contrary herein, statements prepared by the Partnership may include, solely for reporting purposes, the amount of Carried Interest that would be made to the General Partner if all the Partnership’s remaining assets had been sold on the relevant date for their fair market value and any other computations that the General Partner, the Investment Manager or the Administrator shall determine in its discretion to be customary or necessary to be provided to Partners.

9.5 Reports to Partners and Former Partners. Within one-hundred and twenty (120) calendar days of the end of each tax year of the Partnership or as soon as reasonably practicable thereafter, the Partnership shall prepare and send, or cause its accountants to prepare and send, to each Partner and, to the extent necessary, to each Former Partner (or its legal representatives), a report setting forth in sufficient detail such information as shall enable such Partner or Former Partner (or such Partner’s legal representatives) to prepare its U.S. federal income tax return, if any, in accordance with the laws, rules and regulations then prevailing.

9.6 Partner Tax Basis. Upon request of the General Partner, each Partner agrees to provide to the General Partner information regarding its adjusted tax basis in its Interest along with documentation substantiating such amount.

9.7 Maintenance of Books and Records. The General Partner shall keep or cause to be kept at the address of the General Partner (or at such other place as the General Partner or the Investment Manager shall determine and, if during the Term, shall advise the Limited Partners in writing) full and accurate accounts of the transactions of the Partnership in proper books and records of account, during the Term and for a period of at least six (6) years thereafter, which books and records shall set forth full and accurate information regarding the Partnership in all material respects, including all information required by the Act. Such books and records shall be maintained in accordance with GAAP, which shall be the basis for the preparation of the financial reports to be delivered to Partners and Former Partners pursuant to this Article IX. Such books and records shall be available, upon five (5) Business Days’ notice to the General Partner, for inspection and copying at reasonable times during business hours by a Limited Partner (other than any Defaulting Partner) or its duly authorized agents or representatives for any purpose reasonably related to such Limited Partner’s interest as a limited partner in the Partnership.

9.8 Audits and Reports.

(a) Financial Reports.

(i) The books and records of account of the Partnership shall be audited as of (x) the end of each Fiscal Year and (ii) any other time as the General Partner may decide in its sole discretion, in either case, by such nationally recognized accounting firm as shall be selected by the General Partner. From the Effective Date, the General Partner shall prepare and deliver an audited financial report in accordance with GAAP to each Limited Partner as soon as reasonably practicable and in any event within one hundred and twenty (120) calendar days after the end of each Fiscal Year (subject to reasonable delays in the event of the late receipt of any necessary financial statements from the Company), during the Term, setting forth for such Fiscal Year:

A. the assets and liabilities of the Partnership as of the end of such Fiscal Year;

B. the net profit or net loss of the Partnership for such Fiscal Year; and

C. such Limited Partner’s closing capital balance as of the end of such Fiscal Year.

(ii) Each Limited Partner will also receive (i) at least monthly, an unaudited financial report setting forth its Capital Account balance in accordance with GAAP and (ii) such additional reports as are required by applicable law.

(b) Additional Reports. The General Partner shall, with reasonable promptness, deliver information available to the General Partner as any Limited Partner may from time to time reasonably request in order to comply with regulatory requirements, including reporting requirements, to which such Limited Partner is subject.

(c) Closing Documents. The General Partner shall provide to each Limited Partner an electronic copy of a set of executed documents relating to such Limited Partner’s subscription for Interests within thirty (30) calendar days of such Limited Partner’s admission to the Partnership.

9.9 Tax Returns and Tax Information. The General Partner shall use its reasonable best efforts to cause to be prepared and timely filed all tax returns required to be filed for the Partnership in the jurisdictions in which the Partnership conducts business or derives income for all applicable tax years. The General Partner shall use its reasonable best efforts to prepare and deliver within ninety (90) calendar days after the end of each taxable year (subject to reasonable delays in the event of the late receipt of any necessary financial statements from the Company) to each Limited Partner (and each other Person that was a Limited Partner during such taxable year or its legal representatives), U.S. Internal Revenue Service Schedule K-1, “Partner’s Share of Income, Credits, Deductions, Etc.,” or any successor schedule or form, for such Person. In addition, at the reasonable request of any Partner, the General Partner shall provide such other information as may be reasonably required for any other income tax reporting purposes or for purposes of applying for refunds of any withholding taxes.

9.10 Banking. All funds of the Partnership may be deposited in such bank, brokerage or money market accounts as shall be established by the General Partner. Withdrawals from and checks drawn on any such account shall be made upon such signature or signatures as the General Partner may designate.

ARTICLE X

CONFIDENTIAL INFORMATION

10.1 Confidentiality.

(a) In connection with the Partnership’s ongoing business, the Limited Partners will receive or have access to Confidential Materials. Subject to express permissions granted under any Other Agreement between a Partner and the General Partner (including a Subscription Agreement), each Limited Partner shall keep confidential, and not make any use of (other than for purposes reasonably related to its Interest or for purposes of filing such Limited Partner’s tax returns) or disclose to any Person, any Confidential Material except to its Authorized Representatives on a need-to-know basis or as otherwise required by any regulatory authority, law or regulation, or by legal process. Each Limited Partner and its Authorized Representatives shall keep the existence of the Confidential Material confidential and shall exercise at least the same care with respect to the Confidential Material as such Limited Partner would exercise with respect to its own proprietary and confidential material. Each Limited Partner shall advise its Authorized Representatives of the confidential nature of the Confidential Material and shall have such Authorized Representatives agree to keep and maintain such information confidential. Each Limited Partner shall be responsible for any actions taken by its Authorized Representatives that would be deemed a breach of this Agreement if such Limited Partner had taken such actions.

(b) In the event that a Limited Partner or its Authorized Representatives are requested or required, in connection with any proceeding by or before a Governmental Authority, to disclose any Confidential Material, such Limited Partner shall give the General Partner prompt written notice of such request or requirement so that the General Partner may seek an appropriate order or other remedy protecting the Confidential Material from disclosure, and such Limited Partner shall cooperate with the General Partner to obtain such protective order or other remedy. In the event that a protective order or other remedy is not obtained, or the General Partner waives its rights to seek such an order or other remedy, such Limited Partner (or its Authorized Representatives to whom such request is directed) may, without liability under this Agreement, furnish only that portion of the Confidential Material which, in the written opinion of such Limited Partner’s counsel, such Limited Partner (or its Authorized Representatives) is legally required to disclose, provided that such Limited Partner gives the General Partner written notice of the information to be disclosed as far in advance of its disclosure as practicable and such Limited Partner uses its best efforts to obtain assurances that confidential treatment will be accorded to such information.

(c) Notwithstanding anything in this Agreement to the contrary, to the extent required by applicable Regulations, each Partner (and each employee, Authorized Representative, or other agent of such Partner) may disclose to any and all Persons, without limitation of any kind, the tax treatment and tax structure of (i) the Partnership, and (ii) any of its transactions, and all materials of any kind (including opinions or other tax analyses) that are provided to the Partner relating to such tax treatment and tax structure, it being understood that “tax treatment” and “tax structure” do not include the name or the identifying information of the Partnership or a transaction. Nothing herein shall limit any Partner’s right to initiate communications with governmental and regulatory authorities at any time.

(d) Notwithstanding anything in this Agreement to the contrary, nothing in this Agreement restricts or prohibits the Partners from initiating communications directly with, responding to any inquiries from, providing testimony before, providing confidential information to, reporting possible violations of law or regulation to, or from filing a claim or assisting with an investigation directly with a self-regulatory authority or a government agency or entity, including the U.S. Securities and Exchange Commission, or from making other disclosures that are protected under the whistleblower provisions of state or federal law or regulation. The Partners do not need prior authorization to engage in conduct protected by the preceding sentence, and the Partners do not need to provide notice if they have engaged in such conduct.

10.2 Equitable and Injunctive Relief. The Partners acknowledge that (a) the provisions of Section 10.1 hereof are intended to preserve the unique relationship between the Partners, and (b) the provisions of Section 10.1 are intended to preserve the value and goodwill of the Partnership’s business; and that, in the event of a breach or a threatened breach by any Partner of its obligations under Section 10.1, the other Partners may not have an adequate remedy at law. Accordingly, in the event of any such breach or threatened breach by a Partner, any of the other Partners shall be entitled to seek such equitable and injunctive relief as may be available to restrain such Partner and any Person participating in such breach or threatened breach from the violation of the provisions thereof. Nothing in this Agreement shall be construed as prohibiting a Partner from pursuing any other remedies available at law or in equity for such breach or threatened breach, including the recovery of damages.

ARTICLE XI

MISCELLANEOUS

11.1 Entire Agreement. This Agreement, each Subscription Agreement and, with reference to a Limited Partner that has entered into an Other Agreement, such Other Agreement, supersede any and all existing agreements, oral or written, between or among the Partnership, the General Partner and the Limited Partners, with respect to the Partnership. The Partnership, in the General Partner’s sole discretion, may, without prior notice to, or consent from, existing Limited Partners, enter into Other Agreements with certain Limited Partners which Other Agreements modify, alter or amend the terms attributable to such Limited Partner’s investment in the Partnership, which may differ from the terms applicable to limited partner interests described in this Agreement in terms of, among other things, the Management Fee and/or the Carried Interest applicable to such Limited Partner, confidentiality terms, additional representations and warranties from the Partnership and/or Investment Manager and specific transfer rights, limited compulsory withdrawal rights and general “most favored nation” rights.

11.2 Execution of Other Documents. Each of the Partners agrees to execute upon demand such certificates, counterparts, instruments and documents as may from time to time be required to be filed or recorded by law.

11.3 Power of Attorney. Each of the Partners hereby appoints the General Partner as its true and lawful representative and attorney-in-fact, in its name, place and stead to make, execute, sign, acknowledge, swear to and file those documents and instruments as may be necessary or appropriate to carry out the provisions of this Agreement, including:

(a) a Certificate of Limited Partnership of the Partnership and any amendments thereto as may be required by the Act;

(b) any duly adopted amendment to this Agreement;

(c) any and all instruments, certificates and other documents that may be deemed necessary or desirable to effect the dissolution and winding up of the Partnership (including a certificate of cancellation of the Certificate of Limited Partnership of the Partnership); and

(d) any business certificate, fictitious name certificate, amendment thereto or other instrument or document of any kind necessary or desirable to accomplish the business, purpose and objectives of the Partnership, or required by any applicable U.S. federal, state or local law.

The power of attorney hereby granted by each of the Limited Partners is coupled with an interest, is irrevocable and shall survive, and shall not be affected by, the subsequent death, disability, incapacity, adjudication of incompetency, termination, bankruptcy, insolvency or dissolution of each such Limited Partner; provided, however, that such power of attorney will terminate upon the substitution of another limited partner for all of such Limited Partner’s Interest or upon the complete withdrawal of such Limited Partner from participation in the Partnership.

11.4 Amendments to Partnership Agreement.

(a) The terms and provisions of this Agreement may be modified or amended at any time and from time to time by the consent of a Majority in Interest of the holders of Affected Accounts, which may be written or passive, and the affirmative written consent of the General Partner, except that:

(i) no such amendment shall (A) increase any Limited Partner’s Capital Commitment, (B) reduce its share of the Partnership’s distributions, income and gains, (C) increase its share of the Partnership’s losses, (D) reduce the limited liability of any Limited Partner or (E) reduce any Limited Partner’s withdrawal rights, without, in each case, the written consent of each Limited Partner so affected.

(ii) without the consent of the Limited Partners, the General Partner may amend this Agreement to: (A) reflect a change in the name of the Partnership; (B) change the provisions relating to the Carried Interest as provided in, and subject to the provisions of, Section 5.4; (C) make any change that is necessary or, in the opinion of the General Partner, advisable to qualify the Partnership as a limited partnership or a partnership in which the Limited Partners have limited liability under the laws of any state or non-U.S. jurisdiction, or ensure that the Partnership will not be treated as an association taxable as a corporation or as a publicly traded partnership taxable as a corporation for U.S. federal income tax purposes; (D) make any change that is necessary or desirable to cure any ambiguity, to correct or supplement any provision in this Agreement that would be inconsistent with any other provision in this Agreement, or to make any other provision with respect to matters or questions arising under this Agreement that will not be inconsistent with the provisions of this Agreement, in each case so long as such change does not adversely affect the Limited Partners in any material respect; (E) correct any printing, stenographic or clerical error or effect changes of an administrative or ministerial nature which do not increase the authority of the General Partner in any material respect or adversely affect the Limited Partners in any material respect; (F) prevent the Partnership from in any manner being deemed an “investment company” subject to the provisions of the Company Act; (G) enable, when applicable, the Partnership (x) to elect any alternative to the Partnership’s payment of any amount under the BBA Rules or (y) avoid or minimize Entity Taxes; (H) prevent the Partnership’s assets from being deemed to be “plan assets” for the purposes of ERISA, the Internal Revenue Code or any Similar Law; (I) to make any changes negotiated with any Limited Partner admitted or to be admitted at a subsequent closing that are not materially adverse to any existing Limited Partner; or (J) as otherwise expressly set out in Section 5.9(b)and Section 11.4(c).

(iii) Partners having two-thirds or more of the Partnership Percentages of the Affected Accounts must consent to any amendment that would amend the provisions of this Agreement relating to amendments. Such consent may be written or passive.

(iv) a Limited Partner shall be deemed to have passively consented to a modification or proposed amendment pursuant to this Section 11.4 or any other action that requires the consent of Limited Partners according to the terms of this Agreement if (x) it fails to object to such modification, proposed amendment or such other action within thirty (30) calendar days from the date such Limited Partner is first notified of the modification, proposed amendment or such other action (the “Objection Period”) and (y) the General Partner has used reasonable efforts to contact any non-responsive Limited Partner at least two additional times during the Objection Period; provided that the Objection Period may be shorter than thirty (30) calendar days if the General Partner determines in its sole discretion that circumstances prevalent at the time require a shorter period, in which case the General Partner will notify Limited Partners of such shorter Objection Period at the time of the original solicitation of approval and a Limited Partner must object to any proposed modification, amendment contemplated or such other action within such shorter Objection Period.

(b) A Partner may divide its Interests for purposes of exercising any consent rights under this Agreement.

(c) Notwithstanding anything to the contrary in this Section 11.4, the General Partner may amend this Agreement without the consent of the Limited Partners, at any time and without any limitation, if any Limited Partner that would be materially and adversely directly affected by such amendment is given a reasonable opportunity to withdraw from the Partnership after notification, and prior to the effective date, of such amendment.

(d) Any amendment adopted in accordance with this Section 11.4 shall not require signature by the Limited Partners of any such amendment, and shall be deemed amended as if all parties hereto had executed such amendment.

11.5 Choice of Law. Notwithstanding the place where this Agreement may be executed by any of the parties hereto, the parties expressly agree that all of the terms and provisions hereof shall be governed by and construed under the laws of the State of Delaware applicable to contracts made and to be entirely performed in such state and, without limitation thereof, that the Act as now adopted or as may be hereafter amended shall govern all partnership aspects of this Agreement.

11.6 Severability. If any provision of this Agreement is invalid or unenforceable under any applicable law, then such provision shall be deemed inoperative to the extent that it may conflict therewith and shall be deemed modified to conform with such applicable law. Any provision hereof which may be held invalid or unenforceable under any applicable law shall not affect the validity or enforceability of any other provisions hereof, and to this extent the provisions hereof shall be severable.

11.7 Forum. Any Proceeding relating in any way to, arising out of or concerning this Agreement or the Partnership’s affairs shall be brought and maintained exclusively in the Chancery Court of the State of Delaware, and each party irrevocably consents to the jurisdiction of such courts to the broadest extent possible for any Proceeding and waives any objection to proceeding there that such party might have on the basis of inconvenient forum, improper venue, or otherwise; provided that if the Chancery Court of the State of Delaware would not have or are found not to have subject matter jurisdiction over any Proceeding relating in any way to, arising out of or concerning this Agreement or the Partnership’s affairs, such Proceeding shall be brought and maintained exclusively in the federal courts located in New York County, and each party irrevocably consents to the jurisdiction of such courts to the broadest extent possible for any such action, proceeding or claim and waives any objection to proceeding there that such party might have on the basis of inconvenient forum, improper venue, or otherwise.

11.8 Counterparts. Counterparts may be executed through the use of separate signature pages (or the Subscription Agreement) or in any number of counterparts with the same effect as if the parties executing such counterparts had all executed one counterpart. Each party understands and agrees that any portable document format (PDF) file, facsimile or other reproduction of its signature on any counterpart shall be equal to and enforceable as its original signature and that any such reproduction shall be a counterpart hereof that is fully enforceable in any court or arbitral panel of competent jurisdiction.

11.9 Successors and Assigns. This Agreement shall inure to the benefit of each Partner and the executors, administrators, estates, heirs, legal successors and representatives of such Partner.

11.10 No Waiver. The failure of a party to insist upon strict adherence to any term or provision of this Agreement on any occasion shall not be considered a waiver thereof or deprive that party of the right thereafter to insist upon strict adherence to that term or provision or any other term or provision of this Agreement.

11.11 Notices. Notices that may or are required to be given under this Agreement by any Partner will be in writing and will be deemed to have been duly given: (i) on the date of service if served personally on the party to whom notice is to be given; (ii) on the day of transmission if sent via electronic mail transmission; (iii) on the day after delivery to Federal Express or similar overnight courier or the Express Mail service maintained by the United States Postal Service; or (iv) on the fifth day after mailing, if mailed to the party to whom notice is to be given, by first class mail, registered or certified, postage prepaid, addressed to the respective parties at their addresses set forth in the books and records of the Partnership, or to any other addresses designated by any Partner by notice addressed to the Partnership in the case of any Limited Partner, and to the Limited Partners in the case of the General Partner. Notices that may or are required to be given under this Agreement by any Partner to the Partnership shall be addressed to GI SPV I GP LLC, 73 Arch Street, 2nd Floor, Greenwich, CT 06830, compliance@gardeninvestments.com or to any other address designated by the General Partner by notice addressed to the Limited Partners.

11.12 No Third-Party Rights. Except for the provisions of Sections 4.5 and 4.6 with respect to each Indemnified Party (to the extent determined applicable by the General Partner in its reasonable discretion), the provisions of this Agreement, including the provisions of Section 3.2, are not intended to be for the benefit of any creditor or other Person (other than the Partners in their capacities as such) to which any debts, liabilities or obligations are owed by (or who otherwise have a claim against or dealings with) the Partnership or any Partner, and, to the fullest extent permitted by law, no such creditor or other Person shall obtain any rights under such provisions (whether as a third-party beneficiary or otherwise) or shall by reason of any such provisions have a right to make any claim in respect of any debt, liability or obligation (or otherwise), including any debt, liability or obligation against the Partnership or any Partner; provided, that, without the prior explicit and written consent of the General Partner (such consent to refer specifically to this Section 11.12), no Indemnified Party (other than the General Partner and the Investment Manager) shall be entitled to claim the benefit of any right otherwise accruing to such Indemnified Party under Sections 4.5 and 4.6.

11.13 Headings. The table of contents, titles of the Articles and the headings of the Sections of this Agreement are for convenience of reference only, and are not to be considered in construing the terms and provisions of this Agreement. References to “Article” or “Section” in this Agreement shall be deemed to refer to the indicated Article or Section of this Agreement, unless the context clearly indicates otherwise.

11.14 Waiver of Partition. Except as may otherwise be required by law in connection with the winding-up, liquidation and dissolution of the Partnership, each Partner hereby irrevocably waives any and all rights that it may have to maintain an action for partition of any of the Partnership’s property.

11.15 Waiver of Jury Trial. EACH PARTY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ITS RIGHT TO A TRIAL BY JURY TO THE EXTENT PERMITTED BY LAW IN ANY LEGAL ACTION OR PROCEEDING ARISING OUT OF THE TERMS AND CONDITIONS OF THIS AGREEMENT. THIS WAIVER APPLIES TO ANY LEGAL ACTION OR PROCEEDING, WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE. EACH PARTY ACKNOWLEDGES THAT IT HAS RECEIVED THE ADVICE OF COMPETENT COUNSEL. THE PARTNERSHIP OR ANY PARTNER MAY FILE AN ORIGINAL COUNTERPART OR COPY OF THIS SECTION 11.15 WITH ANY COURT OR JURISDICTION AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTNERS TO THE WAIVER OF THEIR RESPECTIVE RIGHTS TO TRIAL BY JURY.

11.16 Survival. The provisions of Sections 3.2 (Liability of the Partners), 4.5 (Exculpation), 4.6 (Indemnification), 5.5 (Tax Withholding; Withholding Advances), 9.3 (Partnership Audits), 10.1 (Confidentiality), 10.2 (Equitable and Injunctive Relief), 11.5 (Choice of Law), 11.6 (Severability), 11.7 (Forum), 11.11 (Notices), 11.14 (Waiver of Partition), 11.15 (Waiver of Jury Trial) and this Section 11.16 (Survival) shall survive the termination of this Agreement, the termination of the Investment Management Agreement and/or the resignation of the General Partner of the Partnership.

[Remainder of Page Left Blank Intentionally]

IN WITNESS WHEREOF, the undersigned have hereunto set their hands as of the date first set forth above.

GENERAL PARTNER:

GI SPV I GP LLC

By:	/s/ Edward P. Garden
Name:	Edward P. Garden
Title:	Manager

INITIAL LIMITED PARTNER:

(solely for the purposes of Section 2.6)

By:	/s/ Edward P. Garden
Name:	Edward P. Garden

LIMITED PARTNERS:

On behalf of all Limited Partners listed on the register of Partners pursuant to powers of attorney granted under this Agreement or otherwise:

By:	GI SPV I GP LLC

By:	/s/ Edward P. Garden
Name:	Edward P. Garden
Title:	Manager

[Signature Page to Amended and Restated Limited Partnership Agreement]